Exhibit T3B.47

FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

of

CW JOINT VENTURE, LLC
a Delaware limited liability company

by and among

CBL & ASSOCIATES LIMITED PARTNERSHIP,
a Delaware limited partnership

and

ST. CLAIR SQUARE GP, INC.,
a Illinois corporation

and

WESTFIELD AMERICA LIMITED PARTNERSHIP,
a Delaware limited partnership

Dated as of October 16, 2007

- i -

FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF CW JOINT VENTURE, LLC,
a Delaware limited liability company

THIS FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF CW JOINT VENTURE, LLC, dated as of October 16, 2007, is entered into by and among CBL & ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership (“CBL LP”), ST. CLAIR SQUARE GP, INC., an Illinois corporation (“St. Clair GP; and together with CBL LP; collectively, “CBL”), WESTFIELD AMERICA LIMITED PARTNERSHIP, a Delaware limited partnership (“Westfield”), and such other Members as may be admitted from time to time in accordance with the terms of this Agreement.

WHEREAS, the Company was formed under the Act pursuant to the Certificate of Formation filed with the Secretary of State of the State of Delaware on July 17, 2007 (the “Certificate”);

WHEREAS, CBL LP entered into a Limited Liability Company Agreement, dated effective as of July 17, 2007 (the “Original Agreement”), in respect of the Company;

WHEREAS, CBL LP, St. Clair GP and the Company entered into that certain Contribution Agreement, dated as of August 9, 2007 (the “CBL Contribution Agreement”), pursuant to which CBL contributed (or caused to be contributed) to the Company certain equity interests in Persons owning the CBL Projects (as defined below);

WHEREAS, Westfield and the Company entered into that certain Contribution Agreement, dated as of August 9, 2007 (the “Westfield Contribution Agreement”), pursuant to which Westfield contributed (or caused to be contributed) to the Company certain equity interests in Persons owning the Westfield Projects (as defined below);

WHEREAS, the Westfield Contribution Agreement provides that, simultaneously with the closing thereunder, the Original Agreement shall be amended and restated in its entirety as hereinafter set forth;

WHEREAS, CBL and Westfield desire to amend and restate the Original Agreement on the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 General Definitions. The following terms used in this Agreement, unless the context otherwise requires, shall have the meanings specified in this Section 1.l:

“AAA” has the meaning set forth in Section 1.1.2(b).

“Accountant” means one of the “Big 4” certified public accounting firms selected by the Manager, which initially will be Deloitte & Touche USA LLP.

“Acquisition Proposal” has the meaning set forth in Section 6.3.

“Act” means the Delaware Limited Liability Company Act, codified in Delaware Code Annotated, Title 6, Chapter 18, Sections 18-101, et seq., as the same may be amended from time to time.

“Additional Capital Contributions” means contributions to the capital of the Company that may be made from time to time by the Members in accordance with Section 3.2.

“Additional Distribution” has the meaning set forth in Section 5. 1 (a)

“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)  Credit to such Capital Account any amounts that such Member is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences in Treasury Regulations Sections 1.704-2(g)(I)and 1.704-2(i)(5);and

(b)  Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of “Adjusted Capital Account” is intended to comply with the provisions of Treasury Regulations Section 1.704-l(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Defleit” means, with respect to any Member, the deficit balance, if any, in such Member’s Adjusted Capital Account as of the end of the relevant Fiscal Year.

“Adjustment Date” means the earliest of (i) June 30, 2013, (ii) immediately prior to the redemption of all or any portion of the Preferred Units pursuant to Section 9.5, or (iii) immediately prior to the liquidation of die Company or the Preferred Member’s interest in the Company pursuant to Section 7.3.

“Adjusttnent Factor” means 1.0; provided, however, that in the event:

(a) CBL REIT (a) makes a distribution to all holders of its Common Stock in common stock, (b) subdivides or splits its outstanding Common Stock, or (c) combines or reverse splits its outstanding Common Stock into a smaller number of shares, the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor previously in effect, by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding (assuming for such purposes that such dividend, distribution, split, subdivision, reverse split or combination has occurred as of such time), and (ii) the denominator is the actual number of shares of Common Stock (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination;

(b) CBL REIT distributes any rights, options or warrants to all holders of its Common Stock for or to purchase or otherwise acquire Common Stock (or other securities or rights convertible into, exchangeable for or exercisable for Common Stock) at a price per share less than the Value of a share of Common Stock on the record date for such distribution (each a “Distributed Right”) then the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor previously in effect by a fraction (a) the numerator of which shall be the number of shares of Common Stock issued and outstanding on the record date plus the maximum number of shares of Common Stock purchasable under such Distributed Rights and (b) the denominator of which shall be the number of shares of Common Stock issued and outstanding on the record date plus a fraction (1) the numerator of which is the maximum number if shares of Common Stock purchasable under such Distributed Rights times the minimum purchase price per share of Common Stock under such Distributed Rights and (2) the denominator of which is the Value of a share of Common Stock as of the record date; provided, however, that, if any such Distributed Rights expire or become no longer exercisable, then the Adjustment Factor shall be adjusted, effective retroactive to the date of distribution of the Distributed Rights, to reflect a reduced maximum number of shares of Common Stock or any change in the minimum purchase price for the purposes of the above fraction; and

(c) CBL REIT engages in a Recapitalization, the Adjustment Factor in effect immediately prior to the consummation of such Recapitalization shall be adjusted as follows:

(i) if in such Recapitalization, each share of Common Stock is exchanged solely for common stock (“Successor Common Stock”) of the surviving entity (the “Successor Entity”), the Adjustment Factor in effect immediately prior to the consummation of such Recapitalization shall be adjusted to equal the amount determined by multiplying such Adjustment Factor by the number of shares of Successor Common Stock (or fraction thereof) received by a holder of Common Stock for one (1) share of Common Stock in such Recapitalization; or

(ii) if in such Recapitalization the consideration for a share of Common Stock includes any other combination of securities, evidences of indebtedness, cash and/or other assets, the Adjustment Factor in effect immediately prior to the consummation of such Recapitalization shall be adjusted in such manner, effective as of the consummation of such Recapitalization, as is fair and equitable (as determined by the Company in good faith).

“Affiliate” means, when used with reference to a specified Person, any Person that (i) directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person, or (ii) directly or indirectly through one or more intermediaries owns more than a 50% beneficial interest in the specified Person,

‘Affiliated REIT”means Westfield America, Inc.

“Agreement” means this First Amended and Restated Limited Liability Company Agreement, as amended in writing from time to time in accordance with the terms hereof.

“Appraisal Process” means the process pursuant to which the Members shall determine the Fair Market Value of one or more Projects, which shall be as follows; the Members shall attempt in good faith to agree in writing upon a single appraiser within 5 Business Days thereafter. If the Members agree, then such appraiser shall determine the Fair Market Value of (the applicable Project(s), which determination shall be binding upon the Members. If the Members cannot agree upon a single appraiser within such 5 Business Day period, then each Member shall appoint one appraiser by providing Notification to the other Member within 5 Business Days thereafter. Each of the two appraisers so appointed shall deliver its respective final written determination of Fair Market Value of the applicable Projects) to each Member within 30 days after the appointment of the second of such two appraisers. If either Member fails to appoint its appraiser within the time period prescribed above, the single appraiser appointed by the other Member shall determine the Fair Market Value of the applicable Project(s), which determination shall be binding upon the Members. If the difference between the two appraised values is not more than 10% of the higher value, then the Fair Market Value of the applicable Project(s) shall be the average of the two values. If the difference between the two appraised values is greater than 10% of the higher value, then within 5 Business Days thereafter, the two appointed appraisers shall appoint a third appraiser by providing Notification to the Members. If the two appraisers cannot agree upon a third appraiser, a third appraiser shall be appointed by the American Institute of Real Estate Appraisers (or, if such organization refuses to act in a timely manner or no longer exists, then by an organization deemed reasonably equivalent by the two appointed appraisers or, if they cannot agree, by the Members). The third appraiser shall deliver its final written determination of the Fair Market Value of the applicable Project(s) to both Members within 30 days after its appointment. If the third appraiser’s value is equal to or greater than the higher of the first two appraised values, or equal to or less than the lower of the first two appraised values, then the Fair Market Value of the applicable Projects) shall be the appraised value from one of the first two appraisers that is closest to the third appraised value. If the third appraised value is between the first two appraised values, then the Fair Market Value of the applicable Projects) shall be the average of the third appraised value and the appraised value from the one of the first two appraisers that is closest to the third appraised value. If the Members agree upon a single appraiser, the Members shall share such appraiser’s fees equally. [f the Members cannot agree on a single appraiser, each Member shall pay the fees of any appraiser appointed by it and the Members will share equally the fees of any third appraiser appointed under this definition of “Appraisal Process”. Unless otherwise agreed to by the Members in writing, all appraisers appointed pursuant to the Appraisal Process must have at least 10 years’ experience in the appraisal of regional retail shopping centers in the geographic area in which the applicable Project(s) are located, be unaffiliated with the party that appointed them, and be members of professional organizations such as the American Institute of Real Estate Appraisers or the general equivalent.

“Business Dav” means any day other than Saturday, Sunday and any other day on which banks are allowed or required by law to close in Los Angeles, California, or New York, New York.

“Capital Call” has the meaning set forth in Section 3.21 (b).

‘‘Capital Account” means, with respect to a Member, the account maintained for such Member pursuant to Section 3.3, increased or decreased as provided in Section 3.3(b).

“Capital Contribution Adjustment Amount” means the product of (x) the positive difference, if any, between (i) the product of (A) the Value of a share of Common Stock on the Adjustment Date and (B) the Adjustment Factor and (ii) $32.00, and (y) 2,600,000; provided, that the Capital Contribution Adjustment Amount shall in no event be less than $0 and shall in no event be greater than $26,000,000.

“Capital Contributions” means, with respect to a Member, the total amount of money and the value agreed by the Members at the time of contribution of any property (other than money) contributed to the Company by such Member pursuant to the terms of this Agreement

“CBL” has the meaning set forth in the in the preamble to this Agreement.

“CBL Change In Control Event” means the occurrence of any of the following: (i)the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger of consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of CBL REIT and/or CBL and its subsidiaries taken as a whole to any Person other man CBL REIT and/or CBL or one of its subsidiaries; (ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than Charles B. Lebovitz or any of his children or any “group” as such term is used in Section 13(d)(3) of the Exchange Act in which Charles B. Lebovitz and/or Stephen Lebovitz is in control, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), direcdy or indirectly, of more than 50% of the then outstanding number of shares of CBL REIT’s voting stock; or (iii) the first day on which a majority of the members of CBL REIT’s board of directors are not Continuing Directors.

“CBL Contribution Agreement” has the meaning set forth in the recitals to this Agreement

“CBL Initial Capital Contributions”has the meaning set forth in Section3.1(a)

“CBL LP” has the meaning set forth in the in the preamble to this Agreement.

“CBL OP Preferred Units” has the meaning set forth in Section 9.5(g).

“CBL Protects” means those Projects listed on Exhibit A that CBL has contributed (or caused to be contributed) to the Company, through a contribution of 100% of the equity interests in each Project Level Entity that owns each Project, as a portion of CBL’s Initial Capital Contributions under Section 3.1(a), and any other Projects directly or indirectly contributed by CBL to the Company and any Projects substituted or exchanged for any CBL Projects or purchased with the proceeds of sales of any CBL Projects or with the proceeds of any Company secured or unsecured financing. The Manager shall update Exhibit A from time to time to reflect any such contributions, exchanges and substitutions, and any sales of any CBL Projects, and the value being assigned to each new CBL Project (i.e., the Gross Asset Value of each such CBL

Project, less the outstanding principal balance of any loan directly or indirectly secured by such Project).

“CBL REIT” means CBL & Associates, Inc., a Delaware corporation.

“Certified” has the meaning set forth in the recitals to this Agreement.

“Change in Law” means any modification to, or any enactment, promulgation, release or adoption of any change in, (i) the Code (including, without limitation, those arising from technical corrections legislation), (ii) any treaties, or (iii) any Treasury Regulations, Revenue Rulings, Revenue Procedures or other published or unpublished administrative pronouncements (including, without limitation, technical advice memoranda or private letter rulings), executive orders, or judicial decisions, in each of the foregoing cases, which occur after the Closing Date.

“Claims” has the meaning set forth in Section 6.11.

“Closing Date” means October 16, 2007.

“Closing price” on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock as such person is selected from time to time by the Company. If there is no professional market maker making a market in the Common Stock, “Closing Price” shall be determined by CBL REIT and Westfield, each acting in good faith, on the basis of such quotations and other information as they consider, in their reasonable judgment, appropriate.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provision of any succeeding law).

“Common Member” means CBL and each successor owner of all or any of the Common Units permitted under this Agreement.

“Common Stock” means a share of common stock of CBL REIT, par value $.01 per share.

“Common Units” means the authorized, issued and outstanding common units of the Company;

“Company” means CW Joint Venture, LLC, a Delaware limited liability company.

“Company Cash Redemption Right” has the meaning set forth in Section 9.5(g),

“Company Minimum Gain” means the amount determined by computing with respect to each Nonrecourse Liability of the Company the amount of income or gain, if any, that would be realized by the Company if it disposed of die property securing such Nonrecourse Liability in full satisfaction thereof and by then aggregating the amount so computed, as provided in Treasury Regulations Section 1.704-2(d).

“Company Redemption Offer” has the meaning set forth in Section 9.5(c).

“Consent” means a prior written consent of a Person, which may be withheld for any reason in the sole discretion of such Person unless expressly provided to the contrary in this Agreement

‘‘Continuing Directors” means, as of any date of determination, any member of the board of directors of CBL REIT who (i) was a member of such board of directors as of the date hereof; or (ii) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Contribution Agreements” means, collectively the Westfield Contribution Agreement and the CBL Contribution Agreement; and each, a “Contribution Agreement”.

“Control” means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling”, “controlled by” and “under common control with” shall have correlative meanings.

“Covered Person” has the meaning set forth in Section 6.10(b).

“Debt Service Coverage Ratio” means, with respect to any one or more of the Projects, the ratio, (i) the numerator of which is the Net Operating Income from such Project(s) for the 12 full calendar month period ending with the most recently completed calendar quarter as set forth in the applicable financial statements for the applicable Project Level Entity(ies), and (ii) the denominator of which is the aggregate amount of principal and interest which would be due and payable under the Indebtedness secured directly or indirectly by such Project(s) for such 12 full calendar month period, based on the then applicable rate or, in the case of proposed indebtedness, the applicable initial interest rate (based on, in the case of floating rate proposed Indebtedness, the then applicable floating rate), annualized.

“Depreciation” means for each Fiscal Year or other period, an amount equal to the federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by all the Members.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to (i) determining the Gross Asset Value of any Project pursuant to clauses (b) and (c) of the definition of “Gross Asset Value”, (ii) determining the Fair Market Value of any Project pursuant to Section 9.5. and (iii) to the extent applicable, determining the Fair Market Value of any Project for purposes of the definitions of, “Net Fair Market Value”, “Net Fair Market Value of CBL’s Equity Interest”, “Net Fair Market Value of the CBL Projects”, and “Net Fair Market Value of the Company”, the gross purchase price that would be paid by a willing buyer to a willing seller of such Project based upon its stabilized or “as stabilized” operating performance at such time and assuming such Project was broadly marketed for a reasonable period of time and sold in an arm’s length transaction for all cash, provided however, that the gross purchase price set forth in any applicable purchase agreement shall be deemed to be the determined Fair Market Value of a Project on the closing date of its acquisition by the Company from a Person unaffiliated with Manager or any Member. The Members shall attempt in good faith to agree in writing upon the Fair Market Value of the applicable Project(s) within 15 days after the Members are notified that a circumstance has arisen in which the Company or the Manager is required to determine the Fair Market Value of one or more Projects. If the Members cannot agree within such 15 day period, me Fair Market Value of the applicable Projects) will be determined pursuant to the Appraisal Process.

“Final Arbitrator” has the meaning set forth in Section 11.2(b).

“Fiscal Quarter” means each of the calendar quarters comprising the Company’s Fiscal Year.

“Fiscal Year” means the fiscal year of the Company commencing January 1 and ending on December 31 of each calendar year; provided, that the first Fiscal Year of the Company shall commence on the date of this Agreement and shall end on December 31, 2007.

“Funds From Operations” means the net income (computed in accordance with US GAAP), excluding gains (or losses) from sales of property and/or debt restructurings (including, without limitation, debt refinancings), plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)   The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the agreed value of such asset, as determined by all the Members, subject to Sections 3.1(a) and (b);

(b)   The Gross Asset Values of all Company assets shall be adjusted to equal their respective Fair Market Values (exclusive of liabilities), as of the following times: (i) the acquisition of an additional limited liability company interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for the redemption of a limited liability company interest in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1 (b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if such adjustments are reasonably necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c)   The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the Fair Market Value (exclusive of liabilities) of such asset on the date of distribution; and

(d)   The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1 (b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent all the Members determine that an adjustment pursuant to paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

If the Gross Asset Value of an asset has been determined pursuant to paragraph (a) (including upon the contribution of such asset to the Company) or adjusted pursuant to paragraphs (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by subtracting the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses after the effective date of such determination (including upon contribution of such asset to the Company) or adjustment.

“Indebtedness” shall mean: (i) all indebtedness of the Company and/or any Subsidiary for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which the Company and/or any Subsidiary or its assets is liable, (ii) all indebtedness guaranteed by the Company and/or any Subsidiary, directly or indirectly, (iii) all obligations under leases that constitute capital leases for which the Company and/or any Subsidiary is liable, and (iv) all obligations of the Company and/or any Subsidiary under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether Company and/or any Subsidiary is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations Company and/or any Subsidiary otherwise assures a creditor against loss.

“Independent Contractor” has the meaning set forth in Section 6.9(i).

“Initial Capital Contributions” means the CBL Initial Capital Contributions and the Westfield Initial Capital Contributions,

“L&T Owner” has the meaning set forth in the Westfield Contribution Agreement.

“L&T Property” has the meaning set forth in the Westfield Contribution Agreement.

“Liquidation Preference” means $1,000.00 per Preferred Unit.

“Liquidator” has the meaning set forth in Section 7.3.

“Loan-to-Value Ratio” means, with respect to any one or more of the Projects, the ratio (i) the numerator of which is the outstanding principal amount of Indebtedness or proposed Indebtedness, as applicable, and accrued interest, secured directly or indirectly by such Projects), and (ii) the denominator of which is the fair market value of such Projects), determined based on the most recent appraisal(s) thereof obtained pursuant to Section 6.4(b).

“Malor Decision” has the meaning set forth in Section 6.2.

“Manager” means the person designated under this Agreement to act as manager of the Company. The initial Manager shall be CBL LP. The Manager need not be a Member.

“Material Disagreement” has the meaning set forth in Section 11.2(a).

“Materially Adverse Tax Consequences” has the meaning set forth in the Tax Protection Agreement.

“Member Nonrecoarse Debt” means any Nonrecourse Liability for which a Member or a related Person bears the economic risk of loss within the meaning of Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulations Section 1.704-2(i)(2), are attributable to a Member Nonrecourse Debt.

‘Members” means, collectively, CBL LP, St Clair GP and Westfield and such other Common Members and Preferred Members as may be admitted as a member of the Company from time to time in accordance with this Agreement. Reference to a “Member” shall be to one of the Members. For the avoidance of doubt, the Manager shall not be deemed a Member solely as a result of its position as manager of the Company.

“Minimum Gain Attributable to Member Nonrecourse Debt” means that amount determined in accordance with the principles of Treasury Regulations Section 1.704-2(i)(3), (4) and (5).

“Net Fair Market Value” with respect to any individual Project means, at any time, an amount equal to the Fair Market Value of such Project at such time less the aggregate value of any outstanding debt secured directly or indirectly by such Project at such time. If less than a 100% interest in the Project is owned directly or indirectly by the Company, the determination of Net Fair Market Value shall be based upon the Company’s direct or indirect percentage ownership interest of the Project. CBL shall provide Westfield with CBL’s calculation (in reasonable detail) of the Net Fair Market Vafue of each Project by no later than the earlier to occur of (x) 10 days prior to the date a determination of the Net Fair Market of such Project is needed, and (y) 30 days after Westfield’s request for such calculation. If Westfield disagrees with any portion of CBL’s calculations within 10 days of its receipt thereof (with the basis for such disagreement to be explained in reasonable detail), and the parties are unable in good faith to resolve such disagreement within 5 Business Days thereafter, then such disagreement shall be resolved by the Appraisal Process. Notwithstanding the foregoing, absent a change in circumstances that is reasonably likely to materially and adversely affect the Fair Market Value of a Project, if a determination of the Net Fair Market Value of such Project has been agreed to by die parties hereto or otherwise determined in accordance herewith, including, without limitation, by the Appraisal Process, in either case during the immediately preceding 12 month period, then CBL shall be entitled to use such previously determined amount as the Net Fair Market Value with respect to such Project, and Westfield shall not have the right to disagree with such determination of Net Fair Market Value- In determining the Net Fair Market Value of a Project, the parties may consider the most recent appraisal thereof obtained pursuant to Section 6.4(b).

“Net Fair Market Value” of CBL’s Equity Interest” means, at any time, an amount equal to (i) the Net Fair Market Value of the Company, leas (ii) the aggregate amount of Liquidation Preference at such time, less (iii) all amounts that would be payable to the Preferred Member pursuant to Section 5.1(a) through the date of such calculation. CBL shall provide Westfield with CBL’s calculation (in reasonable detail) of the Net Fair Market Value of CBL’s Equity Interest by no later man the earlier to occur of (x) 10 days prior to the date a determination of the Net Fair Market Value of CBL’s Equity Interest is needed, and (y) 30 days after Westfield’s request for such calculation. If Westfield disagrees with any portion of CBL’s calculations within 10 days of its receipt thereof (with the basis for such disagreement to be explained in reasonable detail), and the parties are unable in good faith to resolve such disagreement within 5 Business Days thereafter, then such disagreement shall be resolved by the Appraisal Process. Notwithstanding the foregoing, absent a change in circumstances (hat is reasonably likely to materially and adversely affect the Net Fair Market Value of one or more of the Projects or the Net Fair Market Value of the Company, if a determination of the Net Fair Market Value of CBL’s Equity Interest has been agreed to by the parties hereto or otherwise determined in accordance herewith, including, without limitation, by the Appraisal Process, in either case during the intmediately preceding 12 month period, and after giving effect to any distribution of cash or property pursuant to Section 6.2(e) or (g) that shall have been made to CBL during such intervening period, then CBL shall be entitled to use such previously determined amount as the Net Fair Market Value of CBL’s Equity Interest, and Westfield shall not have the right to disagree with such determination of Net Fair Market Value of CBL’s Equity Interest. In determining the Net Fair Market Value of CBL’s Equity Interest, the parties may consider the most recent appraisals obtained pursuant to Section 6.4(b).

“Net Fair Market Value of the CBL Projects” means, at any time, an amount equal to (i) the aggregate Net Fair Market Value of all of the CBL Projects at such time (determined for each CBL Project based upon the definition of “Net Fair Market Value”), less (iii) the aggregate value of all outstanding unsecured debt of the Company and its Subsidiaries (calculated based upon the Company’s percentage ownership interest in any Subsidiary that is not directly or indirectly wholly-owned by the Company). CBL shall provide Westfield with CBL’s calculation (in reasonable detail) of the Net Fair Market Value of the CBL Projects by no later than the earlier to occur of (x) 10 days prior to the date a determination of the Net Fair Market Value of the CBL Projects is needed, and (y) 30 days after Westfield’s request for such calculation. If Westfield disagrees with any portion of CBL’s calculations within 10 days of its receipt thereof (with the basis for such disagreement to be explained in reasonable detail), and the parties are unable in good faith to resolve such disagreement within 5 Business Days thereafter, then such disagreement shall be resolved by the Appraisal Process. Notwithstanding the foregoing, absent a change in circumstances that is reasonably likely to materially and adversely affect the Fair Market Value of one or more of the CBL Projects, if a determination of the Net Fair Market Value of such CBL Projects has been agreed to by the parties hereto or otherwise determined in accordance herewith, including, without limitation, by the Appraisal Process, in either case during the immediately preceding 12 month period, then CBL shall be entitled to use such previously determined amount as the Net Fair Market Value of such CBL Projects (as adjusted to reflect any additional Indebtedness secured by such CBL Projects or unsecured debt of the Company and its Subsidiaries that shall have been incurred during the intervening period), and Westfield shall not have the right to disagree with such determination of Net Fair Market Value of the CBL Projects. In determining the Net Fair Market Value of the CBL Projects, the parties may consider the most recent appraisals obtained pursuant to Section 6.4(b).

“Net Fair- Market Value of the Company” means, at any lime, an amount equal to (i) the aggregate Net Fair Market Value of all of the Projects at such time (determined for each Project based upon the definition of “Net Fair Market Value”), plus, (ii) the aggregate fair market value of all other assets of the Company (including, without limitation, its proportionate share of the assets of its Subsidiaries calculated based upon the Company’s percentage ownership interest in any Subsidiary that is not directly or indirectly wholly-owned by the Company) at such time, less ( iii) the aggregate fair market value of all other liabilities of the Company (including, without limitation, any unsecured debt and the Company’s share of the liabilities of its Subsidiaries), calculated based upon the Company’s percentage ownership interest in any Subsidiary that is not directly or indirectly wholly-owned by the Company). CBL shall provide Westfield with CBL’s calculation (in reasonable detail) of the Net Fair Market Value of the Company by no later than the earlier to occur of (x) 10 days prior to the date a determination of the Net Fair Market Value of the Company is needed, and (y) 30 days after Westfield’s request for such calculation. If Westfield disagrees with any portion of CBL’s calculations wjihin 10 days of its receipt thereof (with the basis for such disagreement to be explained in reasonable detail), and the parties are unable in good faith to resolve such disagreement within 5 Business Days thereafter, then such disagreement shall be resolved by the Appraisal Process. Notwithstanding the foregoing, absent a change in circumstances that is reasonably likely to materially and adversely affect the Fair Market Value of one or more of the Projects, if a determination of the Net Fair Market Value of the Company has been agreed to by the parties hereto or otherwise determined in accordance herewith, including, without limitation, by the Appraisal Process, in either case during the immediately preceding 12 month period, and after giving effect to any distribution of cash or property pursuant to Section 6.2(e) or (g) that shall have been made to CBL during such intervening period, then CBL shall be entitled to use such previously determined amount as the Net Fair Market Value of the Company, and Westfield shall not have the right to disagree with such determination of Met Fair Market Value of the Company. In determining the Net Fair Market Value of the Company, the parties may consider die most recent appraisals obtained pursuant to Section 6.4(b).

“Net Operating Income” means, for any period, with respect to any one or more of the Projects, the excess, if any, of (i) Operating Income from such Project(s) for such period, over (ii) Operating Expenses for such Projects) for such period.

“New Project” means a Project that is not owned by the Company as of the relevant time. A “New Project” shall be considered a “Project” after its acquisition by the Company.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(I).

“Nonrecourse Liability” means any liability of the Company treated as a nonrecourse liability under Treasury Regulations Section I.704-2(b)(3).

“No offer Event” means either that (i) the Company has not exercised its redemption rights under Section 9.5; or (ii) the Company has exercised its redemption rights under Section 9.5, but (x) such offer was rejected by Westfield, in accordance with Section 9.5(c), and (y) the Company has not delivered to Westfield an opinion from a nationally recognized law firm selected by the Company and reasonably acceptable to Westfield stating that Westfield “should” not suffer Materially Adverse Tax Consequences as a result of a cash redemption (and neither such rejection by Westfield of such offer as set forth in clause (x) above nor the inability to deliver such “should” opinion as set forth in clause (y) above results from (A) a Change in Law, or (B) Westfield unreasonably withholding its Consent to a proposed Major Decision).

“Notification” means a written notice or any other written communication, containing the information required or permitted by this Agreement to be communicated to a Member, sent to the addresses set forth in Section 10.13 by a reputable international courier, e-mail (if receipt is confirmed by a reply email which is not automatically generated), telecopy (if receipt is confirmed by a reply email which is not automatically generated) or by hand delivery and shall be deemed given (i) upon receipt or refusal of receipt, if sent by courier, and (ii) upon receipt of such email or telecopy confirmation, if sent by e-mail or telecopy, in each case, provided, that all required copies shall have been simultaneously given.

“Operating Expenses” means, for any period, with respect to any one or more of the Projects, the total of all expenditures, computed in accordance with US GAAP, of whatever kind relating to the operation, maintenance and management of such Projects) that are incurred on a regular monthly or other periodic basis, including, without limitation, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments, and other similar costs, together with tenant improvement expenses, leasing commissions and replacement expenses, but excluding depreciation, principal and interest payments under Indebtedness secured directly or indirectly by such Project(s), Replacement Expenses, non-cash items such as depreciation and amortization or any extraordinary one-time expenditures not considered operating expenses under US GAAP.

“Operating Income” means, for any period, with respect to any one or more of the Projects, all regular ongoing revenues from the operation of such Projects) actually received during such period by the applicable Project Level Entity(ies) which own(s) such Projects), respectively; provided, that Operating Income shall not include (i) income from non-recurring income sources, (ii) advance rents or other advance payments, (in) deposits or escrows, (iv) any income otherwise includable in Operating Income but paid to a Person other than the Project Level Entity(ies) which own(s) such Projects), respectively, (v) proceeds of casualty insurance or condemnation awards, (vi) interest income, or (vii) income from a sale, financing or other capital transaction.

“Original Agreement” has the meaning set forth in the recitals to this Agreement.

“Permitted Agreement” has the meaning set forth in the recitals to this Agreement.

“Permitted Affiliate Agreements” means, collectively, (i) that certain agreement by and between the Company and ERMC II, LP, for the provision of security services to the Projects, (ii) that certain agreement by and between the Company and EMJ Corporation, for the provisions of construction services to the Projects, and (iii) CBL’s captive insurance program.

“Permitted funds” means excess financing proceeds from Indebtedness incurred in accordance with this Agreement and proceeds from any sale of a CBL Project made in accordance with this Agreement.

“person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, real estate investment trust, unincorporated association, joint stock company, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing or any other entity or association.

“Preferred Deferred Excess” has the meaning set forth in Section 5.1(b).

“Preferred Equity Return” means an amount necessary to provide the Preferred Member with a return on the aggregate amount of Liquidation Preference at a per annum rate equal to:

(a)   From and after the Closing Date through and including June 30, 2013, 5%; and

(b)   From and after July 1, 2013 through and including June 30, 2016:

(i)      if either (x) a No Offer Event or (y) a Preventing Event has occurred, 9%; or

(ii)     if neither (x) a No Offer Event nor (y) a Preventing Event has occurred, 6%; and

(c) From and after July 1, 2016 and thereafter:

(i)      if a Preventing Event has occurred, 9%; or

(ii)     if a Preventing Event has not occurred, 6%;

in each case, based upon a 360-day year for the actual number of days for which the Preferred Equity Return is being determined, and based on the aggregate amount of Liquidation Preference that has not theretofore been returned to Westfield as of the date of such distribution; provided, however, that, notwithstanding the foregoing, (A) the amount of the Preferred Equity Return calculated as aforesaid shall be reduced by the amount of $75,000 for each calendar quarter, and (B) from and after the occurrence of a CBL Change in Control Event, “Preferred Equity Return” shall mean at all times thereafter an amount necessary to provide Westfield with a return on the aggregate amount of Liquidation Preference at a per annum rate equal to the higher of (x) 12%, subject to an annual increase of 3% per annum commencing on July 1, 2018, and (y) 4% above the Prime Rate, in each case, based upon a 360-day year for the actual number of days for which the Preferred Equity Return is being determined, and based on the aggregate amount of Liquidation Preference that has not theretofore been returned to Westfield as of the date of such distribution. For the avoidance of doubt, until the Adjustment Date, the “Preferred Equity Return” shall be calculated without regard to any Capital Contribution Adjustment Amount.

“Preferred Member” means Westfield and each successor owner of all or any of the Preferred Units permitted under this Agreement

“Preferred, Units” means the authorized, issued and outstanding preferred units of the Company.

“Preventing Event” means (i) the failure of the Manager to accept any Acquisition Proposal made pursuant to Sections 6.3 or 9.5(f). or (ii) any delay beyond the 90 day Redemption Closing described in Section 9.5(e). including, without limitation, any delay due to the application of Section 9,5(f)(iii). Notwithstanding the foregoing, me failure of the Manager to accept any Acquisition Proposal made pursuant to Sections 6.3 or 9.5(f) shall not be deemed to constitute a “Preventing Event” if such failure to accept was based on:

(a) the Manager’s good faith reasonable belief that the consummation of such Acquisition Proposal would have an adverse effect on the amount of distributions payable to CBL pursuant to Section 5.1(a)(iii) after taking into consideration all aspects of such Acquisition Proposal;

(b) the fact that the purchase price set forth in such Acquisition Proposal is greater than Four Hundred Eighty Million and No/100 Dollars ($480,000,000.00) and such Acquisition Proposal does not propose a means (other than a Capital Contribution by CBL) to obtain financing for the amount of purchase price in excess of Four Hundred Eighty Million and No/100 Dollars ($480,000,000,00);

(c) the Manager’s good faith reasonable belief that the consummation of such Acquisition Proposal may cause CBL REIT, or any Subsidiary of the Company that is subject to the REIT Requirements, to fail to be in compliance in all material respects with the REIT Requirements; provided, that the Manager shall have set forth in a Notification delivered to Westfield given within 10 days of the Manager’s receipt of such Acquisition Proposal, the basis for the Manager’s belief in reasonable detail; provided, however, that Westfield shall have the opportunity to modify such Acquisition Proposal to address any issues set forth in such Notification, and if satisfactorily addressed {which shall be determined using the same standards then used by CBL REIT with respect to REIT qualification issues generally), then CBL’s subsequent failure to consummate such Acquisition Proposal shall be deemed to constitute a “Preventing Event”;

(d) the Manager’s good faith reasonable belief that the consummation of such Acquisition Proposal would cause the Company, CBL or any of its constituent owners to have recourse liability (other than recourse liability for customary carve-outs to non-recourse provisions for acts that are within the reasonable control of CBL or its constituent owners) for all or any portion of the Indebtedness to be incurred as part of such Acquisition Proposal;

(e) under the terms of the Indebtedness to be incurred as part of such Acquisition Proposal, the Loan-to-Value Ratio of the Proposed Center is greater than 75%, or the Debt Service Coverage Ratio of the Proposed Center is less than 1.2:1;

(f) under the terms of the Acquisition Proposal, the Company would not be able to comply in all material respects with Rule 3-14(a) of Regulation S-X promulgated under the Securities Act; or

(g) the Company has previously consummated five or more other Acquisition Proposals.

“Prime Rate” means the then prevailing prime rate of interest (which for the purposes hereof, includes any equivalent or successor interest rate, however denominated) as publicly announced from time to time by Citibank, N.A. (or JPMorgan Chase Bank, N.A., if Citibank, N.A. shall not then be in existence or then have an established prime rate, or if neither of the aforementioned banks shall not then be in existence or have an established prime rate, the prime rate of interest of any major banking institution doing business in the City of New York, as selected by the Manager and approved by Westfield).

“Profit” or “Loss” means for any taxable period, an amount equal to the Company’s taxable income or loss for such taxable period determined in accordance with Section 703(a) of the Code (for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(a) Except as otherwise provided in Treasuty Regulations Section 1.704- l(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Company; provided, that the amounts of any adjustments to the adjusted bases of the assets of the Company made pursuant to Section 734 of the Code as a result of the distribution of property by the Company to a Member (to the extent that such adjustments have not previously been reflected in the Members’ Capital Accounts) shall be reflected in the Capital Accounts of the Members in the manner and subject to the limitations prescribed in Treasury Regulations Section 1.704-l(b)(2)(iv)(m).

(b) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit or Loss pursuant to this definition shall be added to such Profit or Loss.

(c) The computation of all items of income, gain, loss and deduction shall be made without regard to the fact mat items described in Sections 705(a)(1)(B) or 705(a)(2)(B) of the Code are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

(d) Any income, gain or loss attributable to the taxable disposition of any Company property shall, for book purposes, be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company’s Gross Asset Value (as adjusted from time to time as provided by the definition of “Gross Asset Value”) with respect to such property as of such date.

(e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such period.

(f) In the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (b) or (c) of the definition of such term, the amount of any such adjustment shall be taken into account as gain or loss from the Sale of such asset for purposes of computing Profit and Loss.

(g) The Capital Accounts of the Members shall be adjusted, through allocations of Profit and Loss pursuant to Article IV. in connection with any adjustment to the Gross Asset Values of the Company’s assets pursuant to clause (b) or (c) of the definition of “Gross Asset Value”.

“project” means the Company’s direct or indirect leasehold or fee ownership interest in any shopping centers and other real property, together with all improvements thereon and all real and personal property rights associated therewith (including service agreements and other contract rights), owned, directly or indirectly, by the Company through one or more Subsidiaries, or proposed to be owned, directly or indirectly, by the Company through one or more Subsidiaries.

“Project Level Entity” means each Subsidiary of the Company that owns directly a Project, and which was formed for the sole purpose of, and has not engaged in any business other than, owning and operating such Project.

“Property Management Agreement” means the Property Management Agreement entered into by and among the Company, the Property Manager and each Project Level Entity, if applicable.

“Property Manager” means, with respect to a Project, the Person designated by the Manager to manage such Projects. The initial Property Manager for the CBL Projects and the Westfield Projects shall be CBL & Associates Management, Inc., a Delaware corporation.

“Proposed Center” has the meaning set forth in Section 6.3.

“Recapitalization” means, with respect to any entity, a merger, consolidation, other business combination, exchange, self tender offer for all or substantially all of the Common Stock or sale, transfer or other disposition of all or substantially all of the entity’s assets to another entity.

“Redemption Amount” has the meaning set forth in Section 9.5(a).

“Redemption Closing” has the meaning set forth in Section 9.5(e).

“Redemption Notice” has the meaning set forth in Section 9.5(e).

“Refinancing” means a refinancing of Indebtedness.

“Regulatory Allocations” has the meaning set forth in Section 4.3.

“REIT Requirements” has the meaning set forth in Section 6.9(a).

“Replacement Expenses” means, for any period, with respect to any one or more of the Projects, the expenses incurred to pay for replacements, improvements and/or maintenance and repairs of the improvements, fixtures or equipment related to such Project(s) or any part thereof, including, without limitation, repairs to, and replacements of the structural components, roofing, building systems, parking garages and parking lots forming a part of such Project(s).

“Safe Harbor Rate” has the meaning set forth in Section 5.1(b).

“Sale” means any sale, conveyance, exchange, or other transfer or alienation of all or a portion of a Project.

“Section 6.3 Property” shall mean property acquired pursuant to Section 6.3.

“Securities Act” means the Securities Act of 1933, as amended.

“St Clair GP” has the meaning set forth in the in the preamble to this Agreement.

“Subsidiary” means any entity in which the Company has any direct or indirect ownership interest, including, without limitation any Project Level Entity.

“Substantial Subsidiary” shall mean any Subsidiary of the Company unless a third party which is unaffiliated with any of the Company, CBL or CBL REIT owns more than 25% of the economic interests and voting rights (other than such rights as may customarily be granted to minority limited partners or non-managing members) in such Subsidiary,

“Special Allocations” has the meaning set forth in Section 4.2.

“SPV” has the meaning set forth in Section 6.3.

“Successor Common Stock” has the meaning set forth in the definition of “Adjustment Factor.”

“Successor Entity” has the meaning set forth in the definition of “Adjustment Factor.”

“Tax Matters Member” has the meaning set forth in Section 4.8(a).

“Tax Protection Agreement” means the Tax Protection Agreement, dated as of the Closing Date, made by the Company and CBL in favor of Westfield.

“Transaction Documents” has the meaning set forth in the Tax Protection Agreement.

“Transfer” has the meaning set forth in Section 9.1.

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations are amended and restated from time to time.

“Trigger Event” has the meaning set forth in Section 9.5(a).

“TRS” has the meaning set forth in Section 6.9(a)(i).

“United States” means the United States of America.

“Units” means the Common Units and/or the Preferred Units, as the context may require.

“US GAAP” means generally accepted accounting principals as in effect in the United States from time to time.

“Value” means, with respect to a share of Common Stock, the average of the Closing Prices for twenty (20) consecutive trading days immediately preceding the Adjustment Date.

“Westfield” has the meaning set forth in the in the preamble to this Agreement.

“Westfield Contribution Agreement” has the meaning set forth in the recitals to this Agreement.

“Westfield Initial Capital Contributions” has the meaning set forth in Section 3.1 (b).

“Westfield Projects” means those Projects listed on Exhibit B that Westfield has contributed (or caused to be contributed) to the Company, through a contribution of certain equity interests in each Project Level Entity that owns each Project, all as more particularly set forth in the Westfield Contribution Agreement, as a portion of Westfield’s Initial Capital Contributions under Section 3.1(b), and any new Projects exchanged for any Westfield Projects. Manager shall update Exhibit B from time to time to reflect any such exchanges and the value being assigned to each new Westfield Project (i.e., the Gross Asset Value of each such Westfield Project, less the outstanding principal balance of any loan directly or indirectly secured by such Project).

“Westfield Proration” has the meaning set forth in Section 3.1(c).

“Westfield Section 9.5(e) Election Notice” has the meaning set forth in Section 9.5(g).

“Westfield Special Contribution” has the meaning set forth in Section 3.2(c).

Section 1.2           Other Definitions. Capitalized terms not otherwise defined in Section 1.1 shall have the meanings assigned to them in this Agreement.

ARTICLE II

FORMATION, NAME, PLACE OF BUSINESS,

PURPOSE, AND TERM

Section 2.1   Formation. The Company was formed on July 17, 2007 pursuant to the Act as a limited liability company. The Company shall be governed by and operated in accordance with this Agreement and the rights, duties and liabilities of the Members shall be as provided for in the Act if not otherwise expressly provided for in this Agreement.

Section 2.2    Name and Offices. The name of the Company shall be CW Joint Venture, LLC and the business of the Company shall be conduct solely under such name. The business address of the Company shall be c/o CBL & Associates Limited Partnership, CBL Center, Hamilton Place Boulevard, Suite 500, Chattanooga, Tennessee 37421, or at such other place or places as (he Manager may from time to time designate. The address of the registered office of the Company in the State of Delaware shall be c/o Corporate Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and the registered agent in charge thereof shall be Corporate Service Company, each of which may be changed by agreement of all the Members.

Section 2.3   Other Acts/Filings. The Members shall from time to time execute or cause to be executed all such certificates and other documents, and do or cause to be done all such filings, recordings, publishing and other acts, as are necessary to comply with the requirements of law for the formation of the Company and the operation of the Company in any jurisdiction in which the Company does business.

Section 2.4   Purpose and Scope. The business and purposes of the Company are solely to, directly or indirectly, (a) own, manage, improve, renovate, lease to tenants and finance the Projects until ultimate disposition, and (b) acquire, own, manage, improve, renovate, lease to tenants and finance New Projects until ultimate disposition, each in accordance with this Agreement. The Company may do any and all lawful things necessary or incidental to any of the foregoing to carry out and further the business of the Company as contemplated by this

Agreement. The Company shall not engage in any business or activity that is expressly prohibited by this Agreement. Without limiting the generality of the foregoing, the Members do not intend, and this Agreement shall not be deemed, to create any joint venture, partnership or other arrangement by and among the Members with respect to any business or activity of a Member other than the business and activities specifically set forth in this Agreement.

Section 2.5         Term. The term of the Company commenced on the date of filing of the Certificate with the Secretary of State of the State of Delaware pursuant to the Act and shall continue perpetually unless dissolved pursuant to the provisions of Article VII

Section 2.6        Tax Treatment. It is the intention of the Members, for so long as the Company has more than one Member, that the Company shall be taxed as a “partnership” for United States federal, state and local income tax purposes, and no Member shall take any action inconsistent with the classification of the Company as a partnership for U.S. tax purposes, including any action to cause the Company to be treated as an association taxable as a corporation for U.S. tax purposes.

Section 2.7         Representations and Warranties of the Members and the Manager.

(a)  Westfield hereby represents and warrants to CBL that the following are true and correct as of the Closing Date:

(i)           Westfield is a duly formed and validly existing limited partnership under the laws of the Stale of Delaware with full limited partnership power and authority to enter into and perform its obligations under this Agreement and is duly qualified and in good standing to transact business in any jurisdiction required in order to carry out its duties under this Agreement;

(ii)         This Agreement (A) has been duly authorized, executed and delivered by Westfield, (B) assuming due authorization, execution mid delivery by CBL, shall be the legal, valid and binding obligation of Westfield, and (C) does not violate or conflict with any provisions of Westfield’s organizational documents or any document or agreement to which Westfield is a party or by which it is bound; and

(iii)        Westfield has the power and authority to perform the obligations to be performed by it hereunder and no consents, authorizations or approvals are required for the performance of the obligations to be performed by Westfield under this Agreement, except those as have been obtained.

(b)  Each of CBL LP, in its capacity as a Member and as the Manager, and St. Clair GP, in its capacity as a Member, hereby jointly and severally represents and warrants to Westfield that the following are true and correct as of the Closing Date:

(i)           CBL LP is a duly formed and validly existing limited partnership under the laws of the State of Delaware and St. Clair GP is a duly formed and validly existing corporation under the laws of the State of Illinois with full limited partnership or corporate, as the case may be, power and authority to enter into and perform its obligations under this Agreement and is duly qualified and in good standing to transact business in any jurisdiction required in order to carry out its duties under this Agreement;

(ii)        This Agreement (A) has been duly authorized, executed and delivered by each of CBL LP and St. Clair GP, (B) assuming due authorization, execution and delivery by Westfield, shall be the legal, valid and binding obligation of each of CBL LP and St. Clair GP, and (C) does not violate or conflict with any provisions of CBL LP’s or St, Clair OP’s organizational documents or any document or agreement to which CBL LP and/or St. Clair GP is a party or by which it is bound; and

(iii)       Each of CBL LP and St. Clair GP has the power and authority to perform the obligations to be performed by it hereunder and no consents, authorizations or approvals are required for the performance of the obligations to be performed by CBL LP and/or St. Clair GP under this Agreement, except those as have been obtained.

Section 2.8         Contribution Agreements and Tax Protection Agreement

All covenants of Westfield and CBL set forth in the Westfield Contribution Agreement, the CBL Contribution Agreement and the Tax Protection Agreement (subject, in each case, to the terms and limitations thereof) which are expressly intended to survive the contribution of the Westfield Projects and the contribution of the CBL Projects to the Company are specifically incorporated herein by this reference, and CBL and Westfield agree to comply with their obligations with respect to such covenants.

ARTICLE III

CAPITAL CONTRIBUTIONS AND CAPITAL

Section 3.1         Initial Capital Contributions; Treatment of Certain Contributions.

(a) CBL’s Initial Capital Contributions. Pursuant to the CBL Contribution Agreement and this Agreement, CBL has contributed (or has caused to be contributed) to the Company, as its Initial Capital Contributions, the CBL Projects (by contribution of certain equity interests in the related Project Level Entities, as set forth on Exhibit A on the date hereof) (together with the amount of cash previously contributed by CBL to the Company as set forth on Exhibit A, collectively, the “CBL Initial Capital Contributions”). The value which is being assigned to the CBL Initial Capital Contributions is the sum of the amount of cash contributed and the Gross Asset Values of the CBL Projects, less the outstanding principal balances of any Indebtedness directly or indirectly secured by such Projects, each as set forth on Exhibit A attached hereto. In consideration for the CBL Initial Capital Contributions, the Company has issued to CBL, and CBL shall be the sole owner of, 540,241 Common Units constituting 100% of the Common Units of the Company, as set forth on Exhibit C.

(b) Westfield’s Initial Capital Contributions. Pursuant to the Westfield Contribution Agreement, Westfield has contributed (or has caused to be contributed) to the Company, as its Initial Capital Contributions, the Westfield Projects (by contribution of certain equity interests in the related Project Level Entities, as set forth on Exhibit B on the date hereof) (the “Westfield Initial Capital Contributions”). The value which is being assigned to the

Westfield Initial Capital Contributions is the sum of the Gross Asset Values of the Westfield Projects, less the outstanding principal balances of the Existing Loans (as defined in the Westfield Contribution Agreement), each as set forth on Exhibit B attached hereto. In consideration for the Westfield Initial Capital Contributions, the Company has issued, or will issue, to Westfield, and Westfield shall be the sole owner of, 404,112 Preferred Units constituting 100% of the Preferred Units of the Company, as set forth on Exhibit C. In addition, in recognition of the disagreement between the Members regarding the appropriate valuation of the Westfield Initial Capital Contributions, as of the Adjustment Date, the following adjustments shall be made: (i) Westfield’s Capital Account shall be increased by the Capital Contribution Adjustment Amount, (ii) the number of Preferred Units owned by Westfield in respect of the Westfield Initial Capital Contributions shall be increased by an amount equal to (A) the Capital Contribution Adjustment Amount divided by (B) 1000, and (iii) Exhibits B and C shall be amended accordingly.

(c) Westfield Proration, Immediately following the CBL Initial Capital Contributions and the Westfield Initial Capital Contributions, the Company shall have issued 100% of the Preferred Units to Westfield and 100% of the Common Units to CBL. If a proration with respect to any Property (as defined in the Westfield Contribution Agreement) (a “Westfield Proration”) results in an increase in the number of Preferred Units to which Westfield shall be entitled pursuant to Article X of the Westfield Contribution Agreement, then (x) the amount of the Westfield Initial Capital Contribution shall be increased retroactive to the date of this Agreement, (y) the Company shall issue additional Preferred Units having an aggregate liquidation preference equal to such increased amount, and (z) Westfield shall continue to own 100% of the Preferred Units. The Manager shall periodically amend Exhibit C attached hereto to reflect any changes in the number of Units owned by the Members (including, without limitation, pursuant to Section 3.2(c)) or the identity of the Members.

(d) Treatment of Certain Cash Payments. Anything in this Agreement to the contrary notwithstanding, except for those costs incurred by the Members relating to the formation of the Company that are agreed to by the Members, no fees, costs or expenses of the Members shall be deemed Capital Contributions,

Section 3.2         Additional Capital Contributions,

(a) Mandatory and Voluntary Additional Capital Contributions.

(i)          Notwithstanding anything to the contrary contained in this Agreement (other than as set forth in Section 3.2(a) (iv) below), Westfield shall in no event have any obligation or, other than as set forth in Section 3.2(c), right, to make any Additional Capital Contributions to the Company. If at any time (x) additional funds are needed to fund the operating and capital expenses of the Company or for any other purpose or as otherwise may be contemplated by the terms of this Agreement, and (y) the same are not funded from the proceeds of any new Indebtedness incurred in accordance with Section 6.2(a), then the Manager shall make a Capital Call pursuant to Section 3.2(b) for Additional Capital Contributions in the full amount of such necessary funds, and CBL shall have the sole and absolute obligation to make all such Additional Capital Contributions in the full amount, and as and when, specified in each Capital Call.

(ii)         CBL shall be required to contribute additional real property to the Company on or before March 31, 2008 in exchange for additional Common Units of the Company such that, following such contribution, the Net Fair Market Value of CBL’s Equity Interest shall be at least 59% of the Net Fair Market Value of the Company. The Members agree that so long as such additional contributed property is of a type and quality generally consistent with the other CBL Projects or the Westfield Projects being contributed to the Company on the date hereof, the Net Fair Market Value of such additional real property shall be determined as follows: (x) if such additional real property was acquired no more than 12 months prior to the date the same is contributed to the Company and no material damage to such additional real property shall have occurred since its acquisition by CBL or its Affiliates that remains unrepaired, the Net Fair Market Value of such additional real property shall be deemed to equal the purchase price (after deducting therefrom the outstanding principal amount of any financing secured by such additional real property) paid by CBL for such real property, plus the amount of any reduction (or minus the amount of any increase) in die outstanding principal amount of any financing secured by such additional real property from the date such real property is acquired through the date the same is contributed to the Company, and (y) for all other such additional real property, the Net Fair Market Value of such additional real property shall be determined using a capitalization rate of 6% and the actual in place net operating income for such additional real property, as annualized. CBL’s Capital Account shall be increased to reflect such Net Fair Market Value.

(iii)        In addition to the contribution required pursuant to clause (ii) above, CBL shall be permitted to contribute additional real property to the Company from time to time in exchange for additional Common Units of the Company.

(iv)        Pursuant to the Westfield Contribution Agreement, Westfield will contribute (or cause to be contributed), as an Additional Capital Contribution, the Contributed Interests relating to the L&T Owner (and the L&T Property). The value being assigned to the foregoing Contributed Interests is $12,000,000, as may be adjusted pursuant to a Westfield Proration. In consideration for the foregoing contributions, the Company will issue to Westfield approximately 12,000 Preferred Units, subject to proration adjustments as agreed to by Westfield and CBL; provided, however, that in no event shall distributions accrue or be payable with respect to the foregoing Preferred Units prior to July 1, 2008.

(b) Capital Calls. At any time additional funds are required as provided in Section 3.2(a), the Manager shall make a written call on CBL (with a copy to Westfield) to make Additional Capital Contributions (a “Capital Call”). Each Capital Call shall specify:

(i)           the aggregate amount of Additional Capital Contributions required to be made by CBL;

(ii)         a general description of the intended application of the Additional Capital Contributions being called; and

(iii)        the date on which Additional Capital Contributions are due (which date shall be not less than 10 Business Days after CBL’s receipt of the Capital Call from the Manager and in any event before the date on which such funds are needed by the Company).

Each Additional Capital Contribution shall be paid to the Company on or before the due date in immediately available funds wired to an account of the Company at a financial institution selected by the Manager.

(c) Special Contributions. Without limiting the provisions of Section 3.2(a), Westfield shall have the right, but not the obligation, in its sole and absolute discretion, to make an Additional Capital Contribution to the Company (i) to acquire a Section 6.3 Property or a Project pursuant to Section 9.5, and (ii) to fund operating and capital expenses of a Section 6.3 Property or a Project acquired pursuant to Section 9.5 (each, a “Westfield Special Contribution”), if a Westfield Special Contribution is made pursuant to this Section 3.2(c). Westfield shall be issued additional Preferred Units having an aggregate amount of Liquidation Preference equal to such Westfield Special Contribution.

Section 3.3         Capital Accounts.

(a) Capital Account. Each Member shall have a Capital Account. Each Member’s Capital Account shall initially be equal to its Initial Capital Contribution pursuant to Sections 3.1(a) and (b), as adjusted by the Capital Contribution Adjustment Amount pursuant to Section 3.1(b).

(b) Adjustments to Capital Account. The Capital Account of each Member shall be increased hereafter by (i) the amount of any Additional Capital Contributions by such Member to the Company, and (ii) allocations to such Member of Profit (or items thereof) pursuant to Article IV, (including income and gain exempt from tax) and (iii) the amount of any Company Indebtedness assumed by such Member or which are secured by liens on any property distributed to such Member, and the Capital Account of each Member shall be reduced by (x) the Gross Asset Value of all property and the amount of all cash distributed to such Member pursuant to this Agreement, (y) allocations to the Members of Loss (or items thereof) pursuant to Article IV, and (z) the amount of any Indebtedness of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(c)  Compliance with Treasury Regulations. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1 (b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event the Manager shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by liens on contributed or distributed property or that are assumed by the Company or a Member), are computed in order to comply with such Treasury Regulations, the Manager, with the Consent of each Member (which shall not be unreasonably withheld or delayed), may make such modification, provided, that it is not likely to have an adverse effect on (he amounts distributed to any Member pursuant to Article VII upon the dissolution of the Company. The Manager, with

Consent of each Member (which shall not be unreasonably withheld or delayed), also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for Code Section 704 book purposes, in accordance with Treasury Regulations Section 1.704-1 (b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-l(b).

(d) Members’ Rights and Obligations Regarding Capital Contributions. No interest shall be paid by the Company on any Capital Contribution except as specifically provided in this Agreement. A Member shall not be entitled to demand the return of, or to withdraw, any part of its Capital Contributions or its Capital Account, or to receive any distribution, except as provided in this Agreement. No Member shall be liable for the return of the Capital Contributions of any other Member or the payment of interest thereon. No Member shall be obligated or permitted to make any contributions to the capital of the Company other than the Capital Contributions provided for in this Article III.

ARTICLE IV

ALLOCATIONS

Section 4.1           Allocation of Profit and Loss.

(a) Profit. After giving effect to the Special Allocations set forth in Section 4.2, and except as provided in Sections 4.3 and 7.3(g), and subject to Section 9.5(f), remaining items of Profit of the Company for any period shall be allocated among the Members as follows:

(i)      first, to the extent of the Profits of the Company (determined before giving effect to the Special Allocations set forth in Section 4.2), to holders of the Preferred Units, until the cumulative Profits allocated to Preferred Unit holders pursuant to this Section 4.1(a)(i) are equal to the cumulative amounts distributed to Preferred Unit holders pursuant to Section 5. l (a) (including amounts actually distributed pursuant to Section 5.1(a) within 15 days of the end of such period), but only to the extent the Company has sufficient items of income that constitute, within the meaning of Section 856(c)(3) of the Code, rents from real property, interest on obligations secured by mortgages on real property or on interests in real property, and ordinary dividends paid by real estate investment trusts, and

(ii)      thereafter, to holders of the Common Units.

(b) Loss. After giving effect to the Special Allocations set forth in Section 4.2, and except as provided in Sections 4.3 and 7.3(g), and subject to Section 9.5(f), all Losses of the Company for any period shall be allocated to holders of the Common Units. To the extent Losses allocated pursuant to this Section 4.1(b) cause any holder of Common Units to have an Adjusted Capital Account Deficit at the end of any Fiscal Year, such Common Unit holder shall have an obligation to the Company to restore such Adjusted Capital Account Deficit.

(c) Tax Credits. Except to the extent otherwise provided in Treasury Regulations Section 1.704-l(b)(4)(ii), any tax credits or tax credit recapture for any Fiscal Year shall be allocated to the holders of the Common Units.

Section 4.2            Special Allocations. Notwithstanding any provision of Section 4.1, the following special allocations (the “Special Allocations”) shall be made for each Fiscal Year in the following order of descending priority:

(a)  Company Minimum Gain. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in proportion to and to the extent of, an amount equal to the portion of such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). This Section 4.2(a) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)  Minimum Gain Attributable to Member Nonrecourse Debt. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Minimum Gain Attributable to Member Nonrecourse Debt during any Fiscal Year, each Member with a share of Minimum Gain Attributable to Member Nonrecourse Debt shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in proportion to, and to the extent of, an amount equal to the portion of such Member’s share of the net decrease in the Minimum Gain Attributable to Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). This Section 4.2(b) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)  Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704- l(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, any Adjusted Capital Account Deficit of such Member as quickly as possible, provided, that an allocation pursuant to this Section 4.2(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit (determined after the adjustments set forth in Treasury Regulations Section 1.704-l(b)(2)(ii)(d) and after adjusting such Member’s Capital Account upward for any obligation to restore pursuant to Treasury Regulations Section 1.704-l(b)(2)(ii)(c), 1.704-2(g)(l) or 1.704-2(i)(5)) after all other allocations provided for in this Section 4.2 have been tentatively made as if this Section 4.2(c) were not in this Agreement.

(d) Gross Income Allocation. In the event a Member has an Adjusted Capital Account Deficit at the end of any Company Fiscal Year, such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided, that an allocation pursuant to this Section 4.2(d) shall be made only if and to the extent that Company would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 4.2 have been made as if Section 4.2(c) and this Section 4.2(d) were not in this Agreement.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated among the holders of the Common Units;

(f) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated to the Member that bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)). If more than one Member bears the economic risk of loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such economic risk of loss.

(g)  Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-l(b)(2)(iv)(m)(2) or Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the holders of the Common Units in the event that Treasury Regulations Section 1.704-l(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event that Treasury Regulations Section 1.704- l(b)(2)(iv)(m)(4) applies.

(h)  Special Liquidating and Redemption Allocations. Immediately prior to a liquidation of the Company or a redemption of any Member’s Units, the Gross Asset Value of all Company assets shall be adjusted as described in paragraph (b)(ii) of the definition of “Gross Asset Value” and, subject to any allocations required to be made under Section 9.5(f) items of Profit and Loss shall be allocated in accordance with Section 4.1. Notwithstanding the provisions of Section 4. l(a)(i), if, immediately prior to any redemption pursuant to Section 9.5, the Capital Account of the holders of the Preferred Units is not equal to the sum of (x) the aggregate amount of Liquidation Preference and (y) all amounts that would be payable to such Member pursuant to Section 5.1, then the Gross Asset Value of all Company assets shall be adjusted as described in paragraph (b)(ii) of the definition of “Gross Asset Value” and corresponding items of gain or loss shall be specially allocated to the Preferred Unit holder such that the Capital Account of the holders of the Preferred Units is equal to the sum of (x) the aggregate amount of Liquidation Preference and (y) all amounts that would be payable to such Member pursuant to Section 5.1.

(i)   Certain Costs. If an adjustment is made to the tax basis of the Company’s assets pursuant to Code Section 734 or Code Section 743 as a result of an election under Code Section 754, the Member or Members that receive the benefit of such adjustment shall be specially allocated the items of administrative cost and expense incurred by the Company in making such adjustment.

(j) Depreciation. All Depreciation shall be allocated to the holders of the Common Units.

Section 4.3            Curative Allocations. The allocations set forth in Section 4.2(a) through (g) above (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1 (b) and 1,704-2(b). Notwithstanding any other provisions of this Article IV (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss, and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred. In determining the allocations under this Section 4.3. consideration shall be given to future allocations under Section 4.2(a) and Section 4.2(b) that, although not yet made or required, are likely to offset allocations under Section 4.2(e) and Section 4.2(f).

Section 4.4             Other Allocation Rules.

(a) Allocations, Profits, Losses and other items of income, gain, loss or deduction shall be allocated to the Members pursuant to this Article IV as of the last day of each Fiscal Year, provided, however, that Profits, Losses and such other items shall also be allocated at such times as the Gross Asset Values of any Company assets are adjusted pursuant to subparagraph (b) of the definition of “Gross Asset Value”.

(b) For purposes of determining Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Manager using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

Section 4.5             Tax Allocations: Code Section 704(c).

(a)         In accordance with Code Section 704(c) and the Treasury Regulations thereunder and Treasury Regulations Section 1.704-1 (b)(4)(i), income, gain, loss and deduction (as computed for tax purposes) with respect to any property contributed to die Company or otherwise revalued on the books of the Company shall, solely for tax purposes, be allocated among the Members to take into account any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Fair Market Value at the time of the contribution or revaluation.

(b)        The Company shall use the allocation methodology set forth in Section 2(d) of the Tax Protection Agreement

(c)         Except as otherwise provided in this Agreement, for federal income tax purposes, all items of Company income, gain, loss, deduction and any other allocations not otherwise provided for shall be divided among the Members in the same manner as its correlative item of “book” income, gain, loss, deduction or other item was allocated pursuant to Section 4.1 and Section 4.2 of this Agreement Allocations pursuant to this Section 4.5 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

Section 4.6             Allocations to Transferred Units. In the event of a transfer of any of the Units, regardless of whether the transferee becomes a Member, all items of income, gain, loss, deduction and credit for the Fiscal Year in which the transfer occurs shall be allocated for federal income tax purposes between the transferor and the transferee on the basis of the ownership of the Units at the time the particular item is taken into account by the Company for federal income tax purposes, except to the extent otherwise required by Section 706(d) of the Code. Distributions made on or after the effective date of transfer shall be made to the transferee, regardless of when such distributions accrued on the books of the Company. The effective date of the transfer shall be (a) in the case of a voluntary transfer, the date of the transfer, or (b) in the case of an involuntary transfer, the date of the operative event.

Section 4.7       Tax Elections. The Company shall make the following elections on the appropriate tax returns:

(a) to adopt the accrual method of accounting and to keep the Company’s books and records in a manner consistent therewith;

(b) to elect to amortize the organizational expenses and the start-up expenditures of the Company as permitted by Code Sections 709(b) and 195(b);

(c) to elect the Section 704(c) methods specified in Section 4.5(b):

(d) if so requested by any Member, to elect under Code Section 754 to adjust the basis of the Company’s property in the circumstances described therein; and

(c) to make any other election not inconsistent with the Transaction Documents that the Tax Matters Member may deem appropriate.

Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law.

Section 4.8     Designation of Tax Matters Member. The Manager shall act as the tax matters partner (the ‘Tax Matters Member”) of the Company, as provided in regulations pursuant to Section 6231 of the Code and is authorized to qualify as suck Such Member shall take such action as may be necessary to cause each other Member to become a notice partner within the meaning of Section 6223 of the Code. Such Member shall inform each other Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving prompt Notification thereof. The Company agrees to defend, indemnify and hold harmless the Tax Matters Member from and against all claims and damages relating to actions taken in good faith in discharging its responsibilities as Tax Matters Member. The Tax Matters Member shall receive no compensation for its services as such. All third-party costs and expenses reasonably incurred by the Tax Matters Member in performing its duties as such (including legal and accounting fees) shall be bome by the Company. Nothing in this Agreement shall be construed to restrict the Tax Matters Member from engaging an accounting firm and a law firm to assist the Tax Matters Member in discharging its duties hereunder, so long as the compensation paid by the Company for such services is reasonable. Without limiting the provisions of Section 6.2(c), each Member shall have the right to be reasonably informed of all decisions, negotiations, settlements and other matters in connection with any audit of the Company.

ARTICLE V

DISTRIBUTIONS

Section 5.1             Distributions.

(a) Timing and Priority of Distributions. Subject to Section 5.1(c), the Company (x) shall make distributions to the Members of Funds From Operations for each Fiscal Quarter by no later than the 15th day of the month following the end of each Fiscal Quarter, and (y) may make distributions of any amounts or property expressly permitted to be distributed pursuant to Sections 6.2(e) by no later than the 30 day following die date of the applicable transaction giving rise to such right to make the distribution, as follows;

(i)          first, subject to Section 5.1(b), to the Preferred Member, in respect of any unpaid accrued portion of the Preferred Equity Return which should have been paid to the Preferred Member pursuant to Section 5.1(a)(ii), for all prior periods, together with the Additional Distribution, if any;

(ii)         second, subject to Section 3.2(a)( v) and Section 5.1(b), to the Preferred Member, the Preferred Equity Return for the current period; and

(iii)        thereafter, subject to Section 5.1(c), to the Common Member;

Notwithstanding anything to the contrary in this Section 5.1(a). if the Company has not paid in full distributions to the Preferred Member for the current Fiscal Quarter, then the Preferred Member shall be entitled to receive an additional preferential distribution (each, an “Additional Distribution”) on the amount of accrued and unpaid distributions on the Preferred Member’s Preferred Units at the rate then being used to determine the Preferred Equity Return.

(b) Preferred Deferred Excess. Notwithstanding the foregoing, if the distributions to the Preferred Member to be made on or prior to the third anniversary of the date on which the Preferred Units were issued would, if made, result in the Preferred Member receiving distributions in excess of an annual return on the Preferred Member’s “unreturned capital” (as defined for purposes of Treasury Regulations Section 1.707-4(a)) for a Fiscal Year equal to the Safe Harbor Rate, then the distributions to die Preferred Member in excess of such amount (the “Preferred Deferred Excess”) shall (i) be deferred, (ii) continue to cumulate, and (iii) be payable on the earliest to occur of (x) the disposition of the Preferred Units in a taxable transaction, (y) the first distribution date after the third anniversary of the date on which such Preferred Units were issued, or (z) to the extent such Preferred Deferred Excess does not exceed the Preferred Member’s share of “net cash flow of the partnership from operations” (as defined for purposes of Treasury Regulations Section 1.707-4(b)) for the calendar year in which such distribution would have been made but for this Section 5.1(b). the second distribution date of the next succeeding calendar year. The amount of any Preferred Deferred Excess shall, for the period of such deferral, be treated as a reduction for purposes of calculating Funds From Operations.

For purposes of the foregoing, the term “Safe Harbor Rate” means 150% of the highest applicable federal rate, based on quarterly compounding, in effect for purposes of Section 1274(d) of the Code at any time between the date on which the Preferred Units were issued and the date on which the relevant distribution is to be made. Distributions with respect to the Preferred Units are intended to qualify as permitted distributions of cash that are not treated as part of a disguised sale within the meaning of Treasury Regulations Sections 1.707-3 and 1.707- 4.

(c) Additional Limitation on Distributions. Notwithstanding anything to die contrary in this Agreement:

(i)         in no event shall distributions be made to the Common Member at anytime, if after such distribution, (x) the Net Fair Market Value of CBL’s Equity Interest would be less than 59% of the Net Fair Market Value of the Company, provided, that this clause(x) shall not apply to distributions that are permitted pursuant to subsection (ii) below during the period from the date hereof through March 31, 2008, or (y) the Net Fair Market Value of the CBL Projects owned by the Company would be less than $300 million; and

(ii)        in no event shall the distributions made in any calendar year (or partial calendar year in the case of 2007) to the Members pursuant to Section 5.1(a) exceed the Funds From Operations for such period other than amounts or property expressly permitted to be distributed pursuant to Sections 6.2(e), provided that in connection with the issuance of any new interests in the Company in accordance with Section 9.2(a), the Company may make distributions to CBL in redemption of the Common Units held by CBL in an amount not to exceed- the amount of proceeds received by the Company in connection with the issuance of such new interests.

Section 5.2             Manner of Distributions.

(a) No Member shall be entitled to any distributions, whether payable in cash, property or stock, except as expressly set forth in this Agreement

(b) Subject to the provisions of this Article V, the distributions payable to Westfield shall begin to accrue from and after the Closing Date and shall be fully cumulative from the first day of each Fiscal Quarter, whether or not in any Fiscal Quarter there shall be funds of the Company available for the payment of such distributions, and shall be paid quarterly in arrears on the applicable distribution date as provided in Section 5.1(a), Accumulated but unpaid distributions on die Preferred Units for any past Fiscal Quarters may be declared and paid at any time, without reference to any regularly scheduled quarterly distribution date. Distributions for any partial Fiscal Quarters shall be prorated based on the number of actual days in such Fiscal Quarter.

(c) So long as any Preferred Units remain outstanding, no distributions shall be declared and paid or declared and set apart for payment by the Company, and no other distribution of cash or other property shall be made, directly or indirectly, by the Company with respect to any Common Units, nor shall any Common Units be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Common Units), directly or indirectly, by the Company, nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of any of the Common Units in respect thereof, directly or indirectly, by the Company, unless, in each case, the full Preferred Equity Return on all outstanding Preferred Units shall have been or are contemporaneously declared and paid or declared and set apart for payment for all Fiscal Quarters terminating on or prior to the date of declaration or payment with respect to each outstanding Preferred Unit. Subject to the foregoing and the other provisions of this Article V and Article VII. such distributions may be declared by the Company and paid on any Common Units from time to time out of funds legally available therefor, and the outstanding Preferred Units shall not be entitled to participate in any such distributions, whether payable in cash, partnership units or otherwise.

Section 53        Limitations on Distributions. The Company shall make no distributions to the Members except (i) as provided in this Article V. and Articles VII. and lX, or (ii) as agreed to by all of the Members. The Company shall not make any distribution to a Member to the extent that such distribution would be prohibited by Section 18-607 of the Act. The Members do not intend to extend the statute of limitations set forth in Section 18-607(c) of the Act.

ARTICLE VI

MANAGEMENT AND OPERATIONS OF THE COMPANY

Section 6.1       Management Generally. Subject to the other provisions of this Agreement, including but not limited to Section 6.2, and the Act, the overall management and control of the business and affairs of the Company shall be vested in the Manager, and the Manager shall manage and operate the Projects generally in accordance with the same standard of care pursuant to which other properties owned directly or indirectly by CBL are managed and operated. The Manager hereby agrees to deliver to Westfield, promptly upon die receipt or sending thereof, copies of all notices, reports and communications between the Company or any Subsidiary and any lender under any Indebtedness of the Company or a Subsidiary secured directly or indirectly by all or any portion of any Project which relates to any existing or pending default thereunder.

Except for those matters expressly required under this Agreement to be approved by Westfield or the Members, (i) the Manager shall be the sole decision-maker on all matters affecting the business and affairs of the Company, and (ii) all decisions with respect to the business and affairs of the Company made by the Manager shall be binding on the Company and each of the Members, including those with respect to the following:

(a) retaining and discharging property managers, provided, that, if the Property Manager is an Affiliate of the Manager, entering into a Property Management Agreement shall be deemed a “Major Decision” if such Property Management Agreement provides for management or other fees in excess of the greater of (1) those set forth on Exhibit D hereto, and (2) the fees generally being charged by CBL or its Affiliates (other than the Company or any Subsidiary) for comparable services provided to other Affiliates of CBL (other than the Company or any Subsidiary);

(b) protecting and preserving the interests of the Company with respect to each Project and other assets owned by the Company and complying with all applicable laws and regulations and all agreements of the Company;

(c) keeping all books of account and other records of the Company and each

Project;

(d) coordinating the services of all property managers, engineers, accountants and other persons necessary or appropriate to carry out the business of the Company;

(e) maintaining all funds of the Company in one or more Company accounts in a bank or banks and making payments for company expenses out of such account, provided, that such accounts shall be solely for the Company and shall not be commingled with the funds of either Member, the Manager or any other Person;

(f) making distributions periodically to the Members in accordance with the provisions of this Agreement;

(g) obtaining and complying with all policies of insurance in place with respect to the Company and the Projects;

(h) instituting, defending, prosecuting, settling or otherwise taking any action on behalf of the Company with respect to any lawsuit or other legal action;

(i) preparing and filing all necessary returns, reports and statements and paying all taxes, assessments and other impositions relating to Projects or operations of the Company;

(j) performing other normal business functions and otherwise operating and managing the business and affairs of the Company in accordance with this Agreement, with any applicable law and regulations, and with all agreements of the Company; and

(k) incurring costs and expenditures on behalf of the Company, a Project Level Entity or any other Subsidiary of the Company.

Section 6.2        Major Decisions. Notwithstanding anything to the contrary contained in this Agreement, no act shall be taken or sum expended or obligation incurred by the Manager, on behalf of the Company or any Substantial Subsidiary with respect to any of the following matters, unless such matter has received the Consent of Westfield (each, a “Major Decision”):

(a) the incurrence of Indebtedness by the Company or any Substantial Subsidiary (and any Refinancing thereof) (other than (x) in connection with a redemption of the Preferred Units in accordance with Section 9.5(c) hereof, and (y) any Refinancing of any existing Indebtedness up to an amount not to exceed the then outstanding principal balance of such related Indebtedness):

(i)   if such incurrence would result in:

(A)        the Net Fair Market Value of the CBL Projects owned by the Company being less than $300 million;

(B)        the Loan-to-Value Ratio being greater than 75% with respect to all of the Westfield Projects and Projects acquired pursuant to Section 6.3 or Section 9.5, on a consolidated basis; or

(C)        the Debt Service Coverage Ratio being less than 1.2:1 with respect to all of the Westfield Projects and Projects acquired pursuant to Section 6.3 or Section 9.5, on a consolidated basis; or

(ii)  that would restrict the ability of the Company to comply with the terms of this Agreement;

(b) any guaranty or indemnity by the Company or any Subsidiary of the obligations of any Person that is not directly or indirectly wholly-owned by the Company or such Subsidiary;

(c) any tax elections made by the Company or any Substantial Subsidiary (but excluding (i) ordinary course contests of real estate taxes by a Project Level Entity, and (ii) elections described in Sections 4,7(a) through (d), including, without limitation, any election pursuant to Treasury Regulation Section 301.7701-3 to classify the Company for federal income tax purposes as anything other than a partnership or to classify any Subsidiary which is 100% owned by the Company for federal income tax purposes as anything other than a disregarded entity, and any other decision with respect to tax matters, which could reasonably be expected to have a material adverse effect on Westfield and/or its direct or indirect equityholders, and any change or adoption of any method of accounting, allocation of profit and loss or of depreciating the Company’s or any Substantial Subsidiary’s property not specifically provided for herein, any other tax return preparation decisions, and any settlement of disputes with federal, state or local taxing authorities;

(d) any modification or amendment to any organizational document of the Company (including, without limitation, this Agreement);

(e) any in kind distribution with respect to the Common Units or the Preferred Units, other than (i) in kind distributions with respect to the Common Units of any CBL Project which was directly or indirectly contributed by CBL to die Company as an additional capital contribution pursuant to Section 3.2(a)(iii) hereof, so long as immediately following such distribution, (x) the Net Fair Market Value of the CBL Projects owned by the Company would not be less than $300 million, and (y) the Net Fair Market Value of CBL’s Equity Interest would be equal to at least 59% of the Net Fair Market Value of the Company, (ii) an in kind distribution of a CBL Project in connection with the substitution of another property for such CBL Project as permitted pursuant to Section 6.2(i) hereof, and (iii) any in-kind distribution in connection with a redemption of the Preferred Units in accordance with Section 9.5 hereof;

(f) subject to the provisions of Article IX, any issuance of any Common Units or the Preferred Units other than issuances of Common Units to CBL and Preferred Units to Westfield, in each case, pursuant to Section 3.2;

(g) any distribution of any excess financing proceeds or proceeds from any other capital events;

(h) any direct or indirect sale, contribution or exchange of any Project or any interest therein by the Company, other than:

(i)         the contribution or sale of a Project to a Subsidiary which is at least 95% owned (by vote and value) by the Company immediately following such contribution or sale;

(ii)        an exchange of any Project (other than any Project acquired pursuant to Section 6.3 or Section 9.5) with an unaffiliated third party in a transaction which qualifies as a tax free exchange under Section 1031 of the Code; or

(iii)       a sale of any CBL Project, or a sale or issuance of any interest in any CBL Project, in each case, to an unaffiliated third party (including, without limitation, through the admission of such unaffiliated third party into a Subsidiary that owns, directly or indirectly, a CBL Project, so long as immediately following such sale (or admission into a Subsidiary), (x) the Net Fair Market Value of the CBL Projects owned by the Company would not be less than $300 million, and (y) the Net Fair Market Value of CBL’s Equity Interest would be equal to at least 59% of the Net Fair Market Value of the Company; or

(iv)       anchor store sales, outparcel sales, tenant leases and similar ordinary course transactions consistent with past practice,

(i) any direct or indirect substitution of a Project; provided, that Westfield shall not unreasonably withhold its Consent to any such substitution so long as (1) the Net Fair Market value of the proposed new property to be substituted by CBL (determined as if such new property were a “Project”) is equal to or greater than the Net Fair Market Value of the CBL Project proposed to be replaced, and (2) such substitution does not, in the reasonable opinion of Westfield, have any Material Adverse Tax Consequences. Nothing in the foregoing sentence shall be deemed to permit the substitution of any Westfield Project, or any Section 6.3 Property.

(j) any merger or consolidation, by operation of law or otherwise, of the Company with any other person or entity;

(k) the entering into by the Company or any Substantial Subsidiary, or the amendment of, any agreement with CBL or an Affiliate of CBL, other than (x) agreements which are on terms that are comparable to those generally available from an unrelated third party (including agreements pursuant to which the Company lends Permitted Funds to an Affiliate of

CBL on terms that are comparable to those generally available to such Affiliate from an unrelated third party), and (y) the Permitted Affiliate Agreements on terms comparable to those generally made available by CBL or such Affiliate of CBL (other than the Company or any Subsidiary) for comparable properties owned by other CBL Affiliates (other than the Company or any Subsidiary); provided, that, in each of the foregoing cases, upon the occurrence of a default on the part of CBL or an Affiliate thereof which continues beyond the expiration of any applicable notice and cure periods hereunder or under the applicable affiliate agreement, as the case may be, Westfield shall have the right, but not the obligation, unilaterally and without requiring the concurrence of CBL or any other Person, to act on behalf of the Company or any Substantial Subsidiary with respect to the enforcement of, or seeking or expressing rights or remedies under, any such affiliate agreement, and CBL shall indemnify and hold harmless Westfield, the Company, each wholly-owned Subsidiary and their Affiliates (in each case, other than CBL and its Affiliates) from and against all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts (including reasonable attorneys’ fees) arising in connection with such default; provided, further, that notwithstanding anything to the contrary in this Agreement, the Company shall not lend any funds to CBL or an Affiliate of CBL if immediately following such loan, (x) the Net Fair Market Value of the CBL Projects owned by the Company would be less than $300 million, or (y) the Net Fair Market Value of CBL’s Equity Interest would not be equal to at least 59% of the Net Fair Market Value of the Company, provided, that if the refinancing of die St. Clair property shall occur on or prior to March 31, 2008, the Company shall be permitted to loan the net proceeds from such refinancing to CBL in accordance with the terms hereof even if the condition set forth in clause (v) is not satisfied as of such date.

(1) without limiting the provisions of Article IX, any sale of all or any of the Common Units;

(m) the filing of a petition for relief under the United States Bankruptcy Code, as amended, with respect to the Company or any Substantial Subsidiary, whether in the Manager’s capacity as the manager or in its individual capacity, making an assignment for the benefit of creditors, applying for the appointment of a custodian, receiver or trustee for the Company or any Substantial Subsidiary of any of the Company’s or any such Substantial Subsidiary’s property, consenting to any other bankruptcy or similar proceeding, consenting to the filing of such proceeding or admitting in writing the Company’s or any Substantial Subsidiary’s inability to pay its debts generally as they become due;

(n) the liquidation or dissolution of the Company;

(o) subject to the provisions of Article IX. the admission of any new additional or successor Member to the Company; and

(p) the transfer of any equity interest in, or admission of any new additional or successor member, partner or other equityholder to, any subsidiary which directly or indirectly owns any Westfield Project, except that such transfer or admission shall not require Westfield’s approval if (x) such subsidiary indirectly owns any Westfield Project so long as (i) such transferee or new additional or successor member, partner or other equityholder (and at least 90% of its direct and indirect holders) is a United States person for purposes of united states federal income tax purposes, (ii) such subsidiary continues to be directly or indirectly controlled by CBL LP, and (iii) Westfield would not suffer Materially Adverse Tax Consequences or any other material adverse effect as a result of such admission, or (y) such subsidiary directly owns any Westfield Project so long as (i) such subsidiary continues to be directly or indirectly controlled by CBL LP, and (ii) Westfield would not suffer Materially Adverse Tax Consequences or any other material adverse effect as a result of such admission.

Section 6.3            Property Acquisitions. At any time after January 1, 2013, Westfield may propose that the Company acquire an interest in one or more shopping centers (each, a “Proposed Center”) by providing to the Manager a Notification (an “Acquisition Proposal”) in accordance with Section 10,13 that describes in reasonable detail (i) the Proposed Center to be acquired, (ii) the method by which and terms on which such acquisition would be financed (including, without limitation, Capital Calls, if applicable; provided, that in no event shall the Company be required to issue, or caused to be issued, to any Person which is not an Affiliate of CBL or Westfield, equity interests in the Company or any Subsidiary for such purpose), (iii) the identity of the property management company that would manage such Proposed Center and the terms of such property management agreement, and (iv) the purchase price aid terms at which the seller is willing to sell such Proposed Center to the Company. Unless the Manager has notified Westfield within 30 days of its rejection of the Acquisition Proposal, the Manager shall be deemed to have accepted such Acquisition Proposal, (f the Manager accepts an Acquisition Proposal, then Westfield shall, in its capacity as a Member and on behalf of die Company: (x) complete any required due diligence of the Proposed Center, and finalize the agreement relating to the purchase of the proposed acquisition; (y) arrange for any third-party financings contemplated by such Acquisition Proposal and negotiate the related financing documents; and (z) negotiate the property management agreement with respect to such Proposed Center; provided, however, that, unless otherwise agreed to by Wekfield in Its sole discretion, the property manager of the Proposed Center shall be an Affiliate of Westfield, and the applicable property management agreement shall provide for arm’s length terms or terms that are consistent with the terms set forth in other property management agreements of such Westfield Affiliate that involve third party owners. The Manager shall be given access to all due diligence materials provided to Westfield and shall be entitled to participate, with counsel of its choice, in all negotiations of the Acquisition Proposal and die financing related thereto. If an Acquisition Proposal requires a Capital Call and is accepted by the Manager, then the Manager shall be deemed to have agreed to make such Capital Call described therein pursuant to Section 3.2(b) of this Agreement. The Manager shall cooperate with Westfield in securing the financing contemplated by the Acquisition Proposal and, to the extent set forth in the Acquisition Proposal, shall cause the SPV to incur the proposed additional Indebtedness and/or the Company to issue a Capital Call to the Members pursuant to Section 3.2(b). The Manager shall use its good faith commercially reasonable efforts to cooperate with Westfield to cause the Company (through a SPV) to acquire such Proposed Center, in each case, within 90 days of the date of the Acquisition Proposal and on substantially the same terms as set forth in the Acquisition Proposal. Any such acquisition shall be completed through a special purpose Subsidiary (an “SPV”) formed by the Company for the sole purpose of owning the Proposed Center that is the subject of the Acquisition Proposal and which is treated as a disregarded entity for U.S. federal income tax purposes. The charter documents of the SPV, and all other agreements evidencing the acquisition, financing, and management of the Proposed Center, shall be acceptable to Westfield in its sole discretion (and subject to the approval of the lenders with respect to any financing relating directly or indirectly to the Proposed Center). Following the acquisition of a Proposed Center by an SPV, the Proposed Center shall become a Project and the SPV shall become a Project Level Entity.

Section 6.4             Costs; Appraisals.

(a)  The Company shall reimburse the Manager for all third party out-of-pocket costs and expenses incurred by the Manager on behalf of, or on account of, the Company in connection with the fulfillment by the Manager of its duties and obligations hereunder, including, without limitation, fees and expenses of any Accountant or counsel of the Company, to the extent mutually agreed to by all of the Members.

(b)  Upon Westfield’s request, the Manager shall obtain an appraisal of all or any of the Projects on an annual basis (or more frequently, if requested by Westfield). Unless otherwise agreed to by Westfield in writing, all appraisers engaged by the Company for this purpose must be must have at least 10 years’ experience in the appraisal of regional retail shopping centers in the geographic area in which the applicable Project(s) are located, be unaffiliated with the Members, and be members of professional organizations such as the American Institute of Real Estate Appraisers or the general equivalent. All such appraisals shall be obtained at Westfield’s sole cost and expense and shall be for Westfield’s use and benefit

Section 6.5       Compensation of Members and their Affiliates, Except as may be expressly provided in this Article VI or elsewhere in this Agreement or a Property Management Agreement, or as may be Consented to by the Members, no Member or any of its Affiliates shall receive, or shall be entitled to receive, any compensation, salaries, commissions, fees, profits, reimbursements or distributions from the Company.

Section 6.6       Other Businesses. The Members and their respective Affiliates, and the officers, directors, trustees, partners, employees, agents and shareholders of the Members and their respective Affiliates shall have the right to engage in business activities in addition to those relating to the Company (including, without limitation, ownership, operation, management, syndication, and development of real property, including projects which may be in competition with the Company or a Project).

Section 6.7       Scope of Authority. Except as otherwise expressly and specifically provided in this Agreement, no Member shall have any authority to bind or act for, or assume any obligations or responsibility on behalf of, the Company or any other Member. Neither the Company nor any Member shall by virtue of executing this Agreement be responsible or liable for any Indebtedness or obligation of, or claim against, any other Member, No Member shall be responsible or liable for any Indebtedness or obligation of, or claim against, the Company.

Section 6.8       Limited Liability of Members. Except as may be provided in the Act, this Agreement, or in another written agreement entered into by the applicable Members, (a) no Member shall be liable for the debts, liabilities, contracts or any other obligations of the Company, (b) no Member shall be required or obligated to provide additional capital to the Company or its creditors by way of contribution, loan or otherwise beyond the amount of the Capital Contributions expressly required of such Members pursuant to this Agreement, and (c) no Member shall have any personal liability whatsoever, whether to the Company, any other Member or any third party, for the debts of the Company or any of its losses.

Section 6.9             REIT Restrictions.

(a) Each of CBL REIT and the Affiliated REIT is a REIT and is subject to the requirements set forth in Sections 856 through and including 860 of the Code (the “REIT Requirements”). So long as one or both of CBL REIT and the Affiliated REIT owns, directly or indirectly, any interest in the Company, then notwithstanding any other provision of this Agreement other than paragraph (b) of this Section 6.9 the Company shall, and with respect to the Affiliated REIT solely for its benefit as a third party beneficiary provide that;

(i)     any services that would otherwise cause any rents from a lease of any Project to be excluded from treatment as rents from real property pursuant to Section 856(d)(2)(C) of the Code shall be provided by either (x) an independent contractor (as described in Section 856(d)(3) of the Code) with respect to each of CBL REIT and the Affiliated REIT and from whom neither the Company, CBL REIT, nor the Affiliated REIT derives or receives any income (an “Independent Contractor”), (y) an entity that is a taxable REIT subsidiary with respect to both CBL REIT and the Affiliated REIT within the meaning of Section 856(1) of the Code (a “TRS”). or (z) an entity that is either an Independent Contractor or a TRS with respect to both CBL REIT and the Affiliated REIT;

(ii)    except for a TRS (with respect to both CBL REIT and the Affiliated REIT), the Company shall not own, directly or indirectly or by attribution (in accordance with attribution rules referred to in Section 856(d)(5) of the Code), in the aggregate more than 10% of the total value of all classes of stock or more than 10% of the total voting power (or, with respect to any such person which is not a corporation, an interest of 10% or more in the assets or net profits of such person) of a lessee or sublessee of all or any part of any Project or of any other assets of the Company except in each case with the specific written approval of CBL and Westfield;

(iii)   except for securities of a TRS (with respect to both CBL REIT and the Affiliated REIT), the Company shall not own, directly or indirectly or by attribution, more than 10% of either the total value or the total voting power of the outstanding securities of any issuer or own any other asset (including a security), or engage in any activity, which would cause CBL REIT or the Affiliated REIT to fail the asset test of Section 856(c)(4)(B) of the Code or one of the income tests set forth in Section 856(c) of the Code;

(iv)   the Company shall not engage in any prohibited transaction within the meaning of Section 857(b)(6) of the Code;

(v)    leases for space at any Project shall provide for rents, which qualify as “rents from real property” within the meaning of Section 856(d) of the Code with respect to CBL REIT or the Affiliated REIT; and

(vi)   the aggregate amount of gross income that does not qualify for the 95% income test of Section 856(c) of the Code shall not exceed 2% of the Company’s gross income.

(b) The Tax Matters Member, at the request of a Member and no more frequently than quarterly, shall forward to the manager of any Project questionnaires prepared by such requesting Member and reasonably acceptable to the Tax Matters Member that are relevant to the determination of whether any income generated by a Project would violate the terms of Section 6.9(a) of this Agreement. The Tax Matters Member shall use its commercially reasonable efforts to insure that such questionnaires are completed and returned to the requesting Member within 30 calendar days after such questionnaires are received by the Tax Matters Member, At least 30 days prior to the start of each calendar quarter, the Tax Matters Member shall provide good faith projections of the amount of gross income that does not qualify for the 95% income test of Section 856(c).

Section 6.10           Limitation of Liability.

(a) Except as otherwise provided by the Act, the debts, obligations and liability of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or the Manager shall be obligated for any such debt, obligations or liability of the Company solely by reason of being a member or acting as a manager of the Company.

(b) Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, none of the Members, the Manager, or any officers, directors, stockholders, partners, employees, Affiliates, or consultants (who work 30 or more hours per week for such Person) of any of die foregoing, nor any officer or employee of the Company (individually, a “Covered Person” and, collectively, the ‘‘Covered Persons”) shall be liable to the Company or any other person for any act or omission (in relation to die Company, its property or the conduct of its business or affairs, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person in the good faith belief that such act or omission is in or is not contrary to die best interests of the Company and is within the scope of authority granted to such Covered Person by the Agreement, provided such act or omission does not constitute fraud, willful misconduct, bad faith, or gross negligence; provided, however, that nothing in this Section 6.10(b) shall eliminate any liability (i) of a Member or the Manager for breach of this Agreement, or (ii) of any Person pursuant to the Tax Protection Agreement, the CBL Contribution Agreement or the Westfield Contribution Agreement.

(c) No Member shall be required or obligated to provide additional capital to the Company or the Company’s creditors by way of contribution, loan or otherwise, except as expressly provided in this Agreement,

(d) Nothing in this Section 6.10 is intended to limit, modify or alter any Member’s liability or obligations under any Property Management Agreement. The provision of this Section 6.10 shall survive any termination of this Agreement, and Any amendment to this Section 6.10 shall not change the application of this Section 6,10 to any act or omission occurring prior to the date of such amendment.

Section 6.11           Indemnification.

(a) To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Section 6,11 with respect to (i) if the Covered Person is a Member or the Manager, any Clam by a Member or the Manager relating to a breach or violation of this Agreement, Tax Protection Agreement and/or the Contribution Agreements; (ii) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct, bad faith ot gross negligence; or (iii) any Claim initiated by such Covered Person unless such Claim (or part thereof) was brought to enforce such Covered Person’s rights to indemnification hereunder. Expenses incurred by a Covered Person in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 6.11. No Member shall be entitled to indemnification by the Company under this Section 6.11 when or if acting in a capacity with the Company as other than a Member, in which case, such right to indemnification shall be governed by an agreement, if any, between the Company and such Member. The provision of this Sectipn 6.11 shall survive any termination of this Agreement, and any amendment to this Section 6.11 shall not reduce the Company’s obligations, with respect to any Claims based on any fact or circumstance arising prior to the date of such termination or amendment.

(b) The Manager shall indemnify, defend and hold harmless Westfield, any Affiliate of Westfield, and the Company from and against any and all. third party claims relating to or arising out of any gross negligence, fraud or willful misconduct by the Manager. This Section 6.11(b) shall survive any termination of this Agreement, and any amendment to this Section 6.11(b) shall not reduce the Manager’s indemnity obligation with respect to any claims based on any fact or circumstance arising prior to such termination or amendment.

Section 6.12    No PTP Status.

The Manager shall use its best efforts to ensure that the Company is not treated as a publicly traded partnership within the meaning of Code Section 7704(b), and none of the Members shall do any act to cause the Company to be treated as a publicly traded partnership within the meaning of Code Section 7704(b).

Section 6.13   Special Purpose Covenants.

During the terra of this Agreement, the Company hereby represents, warrants and covenants that it:

(a) has been, and shall remain, solvent;

(b) has maintained, and shall maintain, customary records of its books, records, resolutions and agreements; has maintained, and shall maintain, all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any constituent party;

(c) has done or caused to be done, and shall do or cause to be done, all things necessary to observe organizational formalities and preserve its existence;

(d) has filed, and shall file its own tax returns and will not file a consolidated federal income tax return with any other Person; and

(e) has maintained, and shall maintain, its assets in such manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person.

ARTICLE VII

WITHDRAWAL; DISSOLUTION AND TERMINATION

Section 7.1     Withdrawal. The Members shall not at any time withdraw, retire or resign from the Company except in accordance with Article IX. Withdrawal, retirement or resignation by a Member in contravention of this Section 7.1 shall subject such Member to liability for all damages caused by such retirement, withdrawal or resignation including, without limitation, any liability pursuant to the terms of the Westfield Contribution Agreement and the Tax Protection Agreement.

Section 7.2     Dissolution of the Company.

(a)  The Company shall be dissolved only upon the agreement of the Members.

(b)  Dissolution of the Company shall be effective on the day agreed upon by the Members. Immediately upon dissolution, the Manager shall proceed to wind up the affairs of the Company, and, upon completion of such winding up, liquidate the Company’s assets as provided in Section 7.3. Notwithstanding the dissolution of the Company prior to the winding up of the affairs of the Company, as aforesaid, the business of the Company and the affairs of the Members as such, shall continue to be governed by this Agreement.

Section 7.3     Liquidation.

(a)  Upon the election of Members to dissolve the Company pursuant to Section 7.2. (i) the Manager, or (ii) a liquidating trustee (the “Liquidator”) of the Company appointed by the Manager, shall wind up the business and affairs of the Company in an orderly manner. Upon the resignation or removal of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and obligations of the original Liquidator) shall, within 30 days thereafter, be appointed by the Manager. Except as expressly provided in this Section 7.3, the Liquidator approved in the manner provided in this Agreement shall have and may exercise, without farther authorization or approval of any of the parties hereto, all of the powers conferred upon the Manager under the terms of this Agreement (provided, that the Liquidator shall be subject to all applicable limitations, contractual and otherwise, upon the exercise of such powers) to the extent appropriate or necessary in the reasonable and good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required to complete the winding-up of the Company as provided for in this Agreement. The management of the Company shall continue to be governed by the provisions of Article VI while the Liquidator winds up the Company.

(b)  Unless otherwise provided in this Agreement, die Company shall not make distributions in kind. In the event of dissolution, the remaining Projects shall immediately be marketed for Sale by the Company. The net proceeds related to such Sales shall be distributable to the Members pursuant to Section 7.3(c).

(c)  The proceeds of liquidation shall be paid in the following order:

(i)     first, to the payment of and discharge of all of the Company’s debts and liabilities to Persons (other than Members) and the expenses of liquidation;

(ii)   second, to the establishment of any reserves deemed necessary by the Liquidator to adequately satisfy any liabilities of the Company, such reserves to be paid over by the Manager or the Liquidator, if applicable, to a bank or other third party acceptable to the Members, as escrow agent, to be held for disbursement in payment of any liabilities and, at the expiration of such reasonable time as may be determined by the Manager or the Liquidator, as applicable, for distribution of the balance in the manner hereafter provided in this Section 7.3;

(iii)   third, to the payment of and discharge of all of the Company’s debts and liabilities to the Members;

(iv)    fourth, to the Preferred Member in an amount equal to its positive Capital Account balance;

(v)    last, the balance, if any, shall be distributed to the Common Member in respect of the positive balances of its respective Capital Account (determined after allocating all items of Profit and Loss arising in connection with the liquidation of Company assets as provided in this Agreement and otherwise making all Capital Account adjustments required under the definition of “Capital Account”).

(d) Any distributions under this Article VII to Members upon liquidation shall be made by the end of the taxable year in which the liquidation of the Company occurs (or, if later, within ninety (90) days after the date of such liquidation).

(e) Notwithstanding anything to the contrary, in the event of any liquidation of the Company, whether voluntary or involuntary, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or declared and set apart for the Common Units, Westfield shall be entitled to receive the entire amount set forth in Section 7.3(c)(iv).

(f)  For purposes of this Article VII, (i) a consolidation or merger of the Company with one or more Persons shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Company; provided, however, the provisions of this Section 7.3 shall apply to a consolidation or merger pursuant to which the holders of the Common Units would receive cash in exchange for their interest and, prior to such consolidation or merger or in connection therewith, all or substantially all of the assets of the Company have been sold, transferred, or otherwise disposed of; and (ii) a sale, lease or conveyance of all or substantially all of the Company’s property or business shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Company; provided, however, that if following such sate, lease or conveyance, the Company liquidates, dissolves or winds up, the provisions of this Section 7.3 shall apply to such liquidation, distribution or winding up. Notwithstanding the foregoing, nothing in this Section 7.3 is intended to limit the rights and obligations of the parties under Article IX.

(g) Notwithstanding any other provision of this Agreement, if, upon die dissolution and liquidation of the Company pursuant to this Article VII and after all other allocations provided for in Article IV have been tentatively made as if this Section 7.3(g) were not in this Agreement, the distributions provided for under Section 7.3(c)(iv) would be different than a distribution in an amount equal to the sum of (x) the aggregate amount of Liquidation Preference and (y) all amounts that would be payable to the Preferred Member pursuant to Section 5.1. then Profit (and items thereof) and Loss (and items thereof) for the Fiscal Year in which the Company dissolves and liquidates pursuant to Article VII (and if necessary, Profit (and items thereof) and Loss (and items thereof) for the prior Fiscal Year to the extent permitted by Code Section 761(c)) shall be allocated among the Members in a manner such that the positive balance in the Capital Account of such Preferred Member would equal to the sum of (x) aggregate amount of Liquidation Preference and (y) all amounts that would be payable to such Preferred Member pursuant to Section 5.1.

Section 7.4    Certificate of Cancellation. Upon the completion of the distribution of Company assets as provided in this Article VII, the Company shall be terminated and cancelled, and the Manager or the Liquidator, as applicable, shall cause a Certificate of Cancellation to be filed in the office of the Secretary of State of Delaware, and shall take such other actions as may be necessary or appropriate to terminate and wind up the Company.

ARTICLE VIII

BOOKS AND RECORDS, ACCOUNTING, REPORTS

Section 8.1    Books and Records. The Manager shall keep just and true books of account with respect to the operations of the Company. The books and records (including leases and other contracts) of the Company shall be maintained at the principal office of the Company and such other locations as may be designated by the Manager and shall be available for examination and copying at all times by the Members during ordinary business hours. The Members shall have the right to inspect any Project at any time during ordinary business hours.

Section 8.2    Accounting Basis and Fiscal Year. The Company’s books and records shall be closed and balanced at the end of each Fiscal Year. For financial reporting purposes, the books and records of the Company shall be kept on the accrual method of accounting and applied in a consistent manner in accordance with US GAAP. The accrual method of accounting shall be used for both Company and tax accounting purposes. The Fiscal Year of the Company shall be the 12 month period ending December 31. Unless such change is required by US GAAP, the change of any accounting method adopted by the Company or & Subsidiary shall require the Consent of the Members.

Section 8.3    Reports.

(a) Within 45 days after the end of each Fiscal Quarter, the Manager shall have prepared and shall deliver to the Members quarterly financial statements (including an income statement and a balance sheet) for the Company, which may be unaudited. Such quarterly report shall be prepared in accordance with US GAAP.

(b) Within 90 days after the end of each Fiscal Year, the Manager shall have prepared and shall deliver to the Members (i) the balance sheet of the Company and the Members’ Capital Account balances as of the end of the Fiscal Year then ended and statement of income (loss), statement of Members’ equity and statement of cash flow of the Company for the Fiscal Year then ended, and (ii) a statement of Funds From Operations and actual cash distributions for the Fiscal Year then ended prepared in accordance with US GAAP, all of which shall be audited by the Accountant.

(c) The Manager shall have prepared all federal, foreign, state and local income tax returns that the Company is required to file and shall provide the following tax information to Westfield: (i) standard tax information customarily provided to a partner (Schedule K-l and related Form 1065) no later than 80 days after the tax year end of the Company; (ii) within 25 days following the end of each calendar quarter, schedules identifying the assets at the end of each calendar quarter that are allocable to Westfield pursuant to Treasury Regulation Section 1.856-3(g), based on each of the categories listed in Code Section 856(c)(4); (iii) schedules identifying the amount and nature or debt allocated to Westfield as of June 30th and September 30th of each year on or before July 30th and October 30th of each year, respectively; (iv) by January 12th, Westfield’s share of the earnings and profits of the Company for the prior calendar year; and (v) by March 1st, a schedule setting forth amounts of gross income allocable to Westfield for the prior calendar year, based on the categories listed in Code Sections 856(c)(2) and (3). The Manager shall provide drafts of all such returns to Westfield for review and comment at least 30 days prior to filing and the Manager shall reasonably consider any comments to such returns that Westfield provides in writing to the Manager. All such returns shall be finalized upon approval thereof by the Members.

(d)  Notwithstanding anything to the contrary contained herein, the Company shall deliver to the Members all reports and information required by any lender under any Indebtedness, in each case, in such form and at such times as required by such lender.

Section 8.4         Bank Accounts. At the Company’s expense, the Manager shall be responsible for causing one or more bank accounts of the Company to be maintained in an FDIC- insured bank (or banks), which accounts shall be used for the payment of die expenditures incurred in connection with the business of the Company. All deposits and funds shall be placed daily in interest-bearing Company accounts as part of the Company’s cash management system, subject to any lock-box and cash management requirements imposed by lenders. All amounts in Company accounts shall be and remain the property of the Company, and shall be received, held and disbursed for the purposes specified in this Agreement.

ARTICLE IX

TRANSFER OF UNITS; MARKETING RIGHTS

Section 9.1           No Transfer of Units. No sale, assignment, transfer, pledge or other encumbrance (a “Transfer”) of all or part of any of the Units (including, for tins purpose, any Transfer of any interest held by CBL or Westfield in any of its direct or indirect constituent entities holding such Units) shall be made or become effective unless the Transfer is permitted under this Article IX and until all applicable requirements and conditions stated in this Article IX. which shall be read and construed as a whole, have been satisfied in full or have been waived by die non-transferring Members). Any Transfer in violation of this Article IX shall be invalid, ineffective and not enforceable for any purpose. No authorization, consent or waiver applicable to one Transfer shall apply or be deemed to apply to any other Transfer or requested Transfer.

Section 9,2          Transfer of Units.

(a)  CBL Except as otherwise provided in this Article IX. and subject to Sections 6.2(h), 6.2(i) and 9.3, CBL shall not, without the Consent of Westfield, Transfer all or any of its Common Units or any direct or indirect ownership or other economic, profits, voting or other equity interests of any kind in the Company to any Person, except, that CBL may at any time, without the consent or approval of Westfield, (i) effectuate any such Transfer to a subsidiary which is, and will at all times remain, directly or indirectly, wholly-owned and controlled by CBL, (ii) effectuate any (x) such Transfer to an entity that is owned at least 50% by CBL and controlled by CBL (including, without limitation, exclusive control over the determination of the redemption of the Preferred Units), and (y) such Transfer of a portion of the Common Units owned by CBL as of the date hereof to a third party investor, or the issuance to a third party investor of new Common Units, provided that any such Transfer or issuance does not result in CBL owning less than 50% of the Common Units outstanding after giving effect to such proposed Transfer or issuance of new Common Units (provided that CBL shall continue to control the management and operation of the Company (including, without limitation, exclusive control over the determination of the redemption of the Preferred Units)), and provided further in the case of both (ii)(x) and (ii)(y) that (A) each other equityholder (and at least 90% of its direct and indirect holders) is a United States Person for purposes of United States federal income tax purposes, (B) such Transfer would not result in CBL Change in Control Event, and (C) Westfield would not suffer Materially Adverse Tax Consequences as a result of such Transfer or (iii) effectuate any pledge or the granting of a security interest in all or any of the Common Units in favor of a bank or other financial institution that is not an Affiliate of CBL and is making a bona fide loan or other extension of credit to CBL or CBL REIT that is secured principally by other assets owned by CBL or CBL REIT (and with such bank or other financial institution entitled to exercise all of its rights and remedies as a secured creditor with respect thereto), so long as all voting rights with respect to the Common Units (pending a foreclosure thereof) shall at all times be retained by CBL, provided, in each of the foregoing cases, that (x) a CBL Change in Control Event shall not have occurred and will not, as a result of such Transfer or pledge (provided, that if a CBL Change in Control Event shall occur as a result of a foreclosure or a conveyance in-lieu of foreclosure thereof, then the Preferred Equity Return shall be increased as set forth in the definition thereof), occur, and (y) in the case of a Transfer of all or any of its Common Units to such directly or indirectly wholly-owned subsidiary, CBL shall execute and deliver to Westfield a guaranty of CBL’s obligations under this Agreement, in form and substance satisfactory to Westfield. Transfers of stock, partnership interests, membership interests, units of participation, or any other equity interest of CBL REIT, CBL, or any direct or indirect interest therein, including by operation of law, shall not require any consent under this Agreement, Further, issuances of new stock in CBL REIT and new partnership interests in CBL, or the merger of CBL REIT or CBL, or the sale of all or substantially all of the assets of CBL REIT or CBL, shall not require any consent under this Agreement.

(b) Westfield. Except as otherwise provided in this Article IX, and subject to Section 9.3, Westfield shall not, without the Consent of CBL, Transfer all or any of its Preferred Units or any direct or indirect ownership or other economic, profits, voting or other equity interests of any kind in the Company to any Person; except, that Westfield may at any time, without the consent or approval of CBL, (i) effectuate any such Transfer to an Affiliate of Westfield, Westfield America, Inc., Westfield U.S. Holdings, L.L.C., Westfield Holdings Limited, Westfield America Trust and/or Westfield Trust that is an “accredited investor” within the meaning of Rule 501 promulgated under of the Securities Act, or (ii) effectuate any pledge or the granting of a security interest in all or any of the Preferred Units in favor of a bank Or other financial institution that is not an Affiliate of Westfield as collateral or security for a bona fide loan or other extension of credit (and with such bank or other financial institution entitled to exercise all of its rights and remedies as a secured creditor with respect thereto), so long as all Consent and other approval rights with respect to the Preferred Units shall at all times prior to a foreclosure thereof or a conveyance-in-lieu of foreclosure be retained by Westfield. Transfers of, and issuances of new stock, partnership interests, membership interests, units of participation, or any other equity interest of any of Westfield America, Inc., Westfield America Limited Partnership, Westfield U.S. Holdings, L.L.C., or any direct or indirect interest therein, including by operation of law, or the merger of any of the foregoing, or the sale of all or substantially all of the assets of any of the foregoing, shall not require any consent under this Agreement.

Section 9.3      Requirements Regarding Transfers of Units.

If a Member proposes to Transfer its Units to another Person as permitted by this Article IX, the Transfer shall not be completed or effective until all of the requirements stated below have been satisfied:

(a)  the transferee has prepared, signed and delivered to the Company and each other remaining Member an assignment and assumption agreement reasonably acceptable to the Company and each such other remaining Member in which (i) the transferring Member assigns the applicable Units to the transferee, (ii) the transferee assumes all obligations of the transferring Member under this Agreement as such obligations related to the Units being transferred from and after the effective date of the Transfer, and (iii) the transferring Member and the transferee agree to pay all costs and expenses (including reasonable attorneys’ fees) incident to the Transfer, which were incurred by the Company and/or any non-transferring Member;

(b)  upon the Transfer of all of the Units owned by such Member and the admission of such Member’s transferee as a substitute Member pursuant to this Article IX or as otherwise Consented to by the other Members, a Member shall be deemed to have withdrawn from the Company;

(c)  distributions payable on and after the date of the Transfer in respect of the transferred Units shall be payable solely to the transferee and the transferring Member shall have no claim to such distributions (unless otherwise provided in any contract or agreement between the transferor and transferee) even if all or a portion of such amount relates to a period prior to the Transfer, provided, however, that until Notification from the transferor and the transferee to the Company and each non-transferring Member that all distributions and other amounts payable under the Agreement should be paid to the transferee and until the transferor has satisfied all of the requirements set forth in this Section 9.3. the Company and the Manager shall be entitled to (i) pay all distributions or other amounts payable under this Agreement to the transferor and any such payment shall fully discharge any obligation owed to the transferee with respect thereto, and (ii) deal solely with the transferor with respect to ail actions required to be taken pursuant to this Agreement, and any and all decisions, actions or in actions made or taken by the non- transfering Member and the transferor shall be binding on the Company and the transferee,

(d)   the transferee shall deliver to the transferor an opinion of counsel in form and substance reasonably satisfactory to the transferor and its counsel and covering the due authorization, execution and delivery by the transferee of the documents and consents evidencing, authorizing the transfer of the Units in the Company and that the Transfer complies with the requirements of the Securities Act.

Section 9.4           General Rules.

(a)   Any purported Transfer of a Unit (or ownership or beneficial interest in a Member, whether direct or indirect) that is not permitted or authorized pursuant to this Agreement or otherwise consented lo in writing as provided herein shall be null and void ab initio and of no effect whatsoever and shall not relieve the purported transferor of any of its rights or obligations under this Agreement and the Members making such purported Transfer shall indemnify and hold the Company and the other Members harmless from and against any federal, state or local income taxes, or transfer taxes, including without limitation, transfer gains taxes, arising as a result of, or caused directly or indirectly by, such purported Transfer, provided, however, that, if the Company is required to recognize a Transfer that is not so authorized, die rights transferred shall be strictly limited to the transferor’s rights to allocations and distributions as provided by this Agreement with respect to the Units purported to have been Transferred, which allocations and distributions maybe applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such rights may have to the Company. Such transferee shall have no right to any information or accounting of the affairs of the Company, and shall not be entitled to inspect or audit the books or records of the Company, and shall not have any of the rights of a Member under the Act or this Agreement.

(b)  Any Person which is an assignee of all or any of the Units owned by a Member but which is not admitted as a substitute (in whole or in part) Member in accordance with this Agreement (i) shall have only those rights specifically provided for such an assignee in the Delaware Act, and (ii) shall be subject to all the provisions of this Agreement to the same extent and in the same manner as any Member desiring to make a Transfer of Units, if such Person desires to make a further a Transfer of such Units.

(c)  Any Person who becomes a Member after the date hereof, by becoming a Member, shall be deemed to have accepted, ratified and agreed to be bound by all actions duly taken pursuant to the terms and provisions of this Agreement by the Company prior to the date it became a Member and, without limiting the generality of the foregoing, specifically ratifies and approves all agreements and other instruments as may have been executed and delivered on behalf of the Company prior to said date and which are in force and effect on said date.

(d)  Notwithstanding anything contained in this Agreement, no Transfer shall be made and the Manager shall have the right to prohibit and may refuse to accept any Transfer unless (i) registration is not required under the Securities Act in respect of such transaction, (ii) such assignment or transfer does not violate any applicable federal or state securities or comparable laws, and (in) all required approvals and/or consents of any lender shall have been obtained.

(c)  At the closing of the Transfer of any Units, the Transferor shall deliver a certificate to the Company and die remaining Members certifying that the Transferor has complied with the applicable requirements of this Article IX.

Section 9.5          Redemption Rights.

(a)  At any time, if the sum of (x) the aggregate amount of Liquidation Preference and (y) all amounts that would be payable to the Preferred Member pursuant to Section 5.1, exceeds 49% of the Net Fair Market Value of the Company (a “Trigger Event”), Westfield shall have the right to have all, but not less than all, of their Preferred Units redeemed by the Company for, at Westfield’s election, (i) cash, or (ii) property mutually agreed upon by Westfield and the Company having an aggregate Net Fair Market Value (determined as if such property were a “Project’’), in each case, in an amount equal to the amount of Westfield’s Capital Account, as determined pursuant to Section 4.2(h) (the “Redemption Amount”).provided, that if the Company shall have acquired any Section 6.3 Property, such Section 6.3 Property shall be used as part of the Redemption Amount. If Westfield fails to exercise its right pursuant to this Section 9.5(a) within thirty (30) days after its receipt of a Notification that a Trigger Event has occurred, then Westfield shall not be entitled to exercise such right for a period of one (1) year following its receipt of such Notification, unless a change in circumstances that is reasonably likely to materially and adversely affect the Fair Market Value of one or more of the Projects (and/or the Company) has occurred. Upon Westfield’s timely election to exercise its right pursuant to this Section 9.5(a), the Company shall redeem all of Westfield’s Preferred Units within ninety (90) days of Westfield’s election therefor.

(b)  At any time after the first anniversary of the Closing Date, Westfield shall have the right to have all or a portion of the Preferred Units redeemed by the Company for property mutually agreed upon by Westfield and the Company having an aggregate Net Fair Market Value (determined as if such property were a “Project”) in an amount equal to the portion of the Redemption Amount allocable to such redeemed Preferred Units. In addition, at any time after the fifth anniversary of the Closing Date, on not less than 180 days’ prior Notification, Westfield shall have the right to have all or a portion of the Preferred Units redeemed by the Company for cash in an amount equal to the portion of the Redemption Amount allocable to such redeemed Preferred Units. In the event Westfield shall exercise its right to be redeemed for cash pursuant to the second sentence of this Section 9.5(b), the Company shall have the right to use Section 6.3 Property, if any, as part of the Redemption Amount. In the event of a partial redemption, the Redemption Amount shall be prorated with respect to the number of Preferred Units being redeemed. No such partial redemption may be requested by Westfield more frequently than twice in any consecutive twelve (12) month period.

(c) At any time on or after January 31, 2013 through and including January 31, 2015, the Company shall have the right to offer to redeem all, but not less than all, of the Preferred Units (the “Company Redemption Offer”) for cash in an amount equal to the Redemption Amount, or at the Company’s election, CBL REIT stock having an aggregate net fair market value, or property with an aggregate Net Fair Market Value (determined as if such property were a “Project”), equal to the Redemption Amount. Westfield may reject a Company Redemption Offer for CBL REIT stock or property for any reason or for do reason, in Westfield’s sole and absolute discretion. Westfield may only reject a Company Redemption Offer for all cash based on its reasonable belief that the proposed redemption may result in Materially Adverse Tax Consequences. After receiving a Company Redemption Offer, Westfield shall have 30 days to request specific factual information and representations from the Company and the Manager reasonably necessary in order for Westfield to evaluate the offer. Thereafter, the Company shall have 30 days to provide such factual information and representations to Westfield. After receiving such factual information and representations from the Company, Westfield shall have 30 days to accept or reject such offer. In no event shall the Company or the Manager be required to make any representations (i) other than to their knowledge, or (ii) with respect to the application of laws or legal conclusions.

(d)  At any time after the foreclosure or conveyance-in-lieu of foreclosure of all or any of the Preferred Units by any third party lender to Westfield or an Affiliate thereof, the Company shall have the right to offer to redeem all but not less than all of the Preferred Units which have been foreclosed upon or conveyed-in-lieu of foreclosure (but not any of the Preferred Units which have not been foreclosed upon or conveyed-in-lieu of foreclosure) for cash in an amount equal to the Redemption Amount, and the holder of such Preferred Units shall have no right to reject such redemption offer. Westfield shall promptly provide Notification of any such foreclosure or conveyance-in-lieu of foreclosure to CBL.

(e)   Any redemption rights under this Section 9.5 shall be exercised by delivery of a Notification to the Company and all Members in accordance with Section 10.13 (the “Redemption Notice”). In the event any redemption right under this Section 9.5 is exercised, the closing of a Transfer pursuant to such exercise shall take place, subject to Sections 9.5(a), (b), (c) and (f), no later than the date that is the later to occur of (i) 90 days after delivery of the Redemption Notice, or (ii) the acceptance of a Company Redemption Offer, as the case may be (the “Redemption Closing”).

(f)   Notwithstanding the foregoing, with respect to any redemption for property described in this Section 9.5, Westfield shall receive a distribution in kind of equity ownership interests in Project Level Entities selected as follows and the following procedures shall be applicable:

  (i)     Westfield may request that the redemption consideration consist of (x) Section 6.3 Property, if any, (y) Projects (or Project-Level Entities) otherwise directly or indirectly owned by the Company, or (z) property other than a Project (which may be identified at a later date, and when identified shall be treated as an Acquisition Proposal within the meaning of Section 6.3) that, in each case, has a Net Fair Market Value (in the case of clause (z), determined as if such property were a “Project”) at least equal to the Redemption Amount, Upon receipt of such request, the Company may elect to (A) accept such request (which in the case of clause (z), may include acquiring such designated property and the provisions of Section 6.3 shall apply to such acquisition), (B) distribute any previously acquired Section 6.3 Property, or (C) unless such request is to receive the Section 6.3 Property (in which case such request must be accepted), reject such request, in which case Westfield may either submit a new request (which shall not identify any Project Level Entities owned by the Company other than those owning Section 6.3 Property) in accordance with this Section 9.5(f). Notwithstanding anything to the contrary in this Agreement, in connection with any distribution of property pursuant to this Section 9.5(f), appropriate adjustment shall be made, to the extent possible, to the allocation of items of Profit and Loss in connection with an adjustment of the Gross Asset Value under Section 4.2(h) to provide for such distribution. It upon a distribution of property made pursuant to this Section 9.5(f), such property has a Net Fair Market Value in excess of the Redemption Amount, then Westfield shall pay to the Company in cash an amount equal to the excess of (1) the aggregate Net Fair Market Value of such property (determined as if such property were a “Project”), over (2) the Redemption Amount.

  (ii)    With respect to any property distributed as redemption consideration pursuant to this Section 9.5(f), if requested by Westfield, the Company shall use its reasonable best efforts (which shall not include making any guaranty or providing any credit support by the Company, CBL or any Affiliate of CBL) to cause the Project Level Entity holding such property (x) to incur Indebtedness, and (y) to use the net proceeds of such Indebtedness to repay any other Indebtedness to which such Project Level Entity is subject or fund the purchase of the Project, provided, however, that such incurrence of Indebtedness shall not be subject to the restrictions contained in Section 6.2(a); provided, further, that Westfield shall be given an opportunity to guaranty such indebtedness; provided, further, that Westfield shall guaranty such Indebtedness to the extent the lenders require such guaranty in connection with providing indebtedness for the acquisition of such property.

  (iii)    In connection with the distribution of property pursuant to this Section 9.5(f), the redemption shall occur on the date agreed to by the Manager and Westfield, which date shall be as soon as practicable after the later to occur of (x) the second anniversary of the most recent Capital Contribution (including, for this purpose, any deemed capital contributions including one that occurs pursuant to Code Section 752 in connection with the incurrence of debt by the Company or any Subsidiary) received or deemed to be received by the Company from a Member other than Westfield, and (y) two years after the Company’s acquisition of the Project to be distributed pursuant to this Section 9.5, in each case, unless otherwise agreed to by the Members.

(g)       In addition to the Company Redemption Right under Section 9.5(c), at anytime from and after January 31, 2020, provided that neither a Preventing Event nor a No Offer Event has occurred, the Company shall have the right, in its sole discretion, to cause the Preferred Units to be redeemed in their entirety for cash in an amount equal to the Redemption Amount but subject to the terms hereof (the “Company Cash Redemption Right”). The Company Cash Redemption Right shall be exercised by the Company by delivering written notice to Westfield at least 60 days prior to the date of such redemption. Westfield shall have the right, at Westfield’s sole discretion and to be exercised by delivery of written notice to the Company within 30 days after its receipt of the notice of the exercise of the Company Cash Redemption Right (the “Westfield Section 9.5(g) Election Notice”), to:

(i)     Accept the redemption of the Preferred Units pursuant to the Company Cash Redemption Right;

(ii)    Reject the redemption of the Preferred Units pursuant to the Company Cash Redemption Right, in which event one of the following provisions shall apply, as selected by Westfield pursuant to the Westfield Section 9.5(g) Election Notice:

(x)     If the Company shall have acquired any Section 6.3 Property, accept Section 6.3 Property having a Net Fair Market Value equal to the Redemption Amount, pursuant to the procedures set forth in Section 9.5(f), provided that if there is not Section 6.3 Property having a Net Fair Market Value equal to the Redemption Amount, Westfield shall (A) accept the Section 6.3 Property as a redemption of Preferred Units having a Redemption Amount equal to the Net Fair Market Value of such Section 6.3 Property and (B) either (I) receive the remaining portion of the Redemption Amount through a cash redemption of the remaining Preferred Units or (2) have the right to contribute the remaining Preferred Units to CBL in exchange for CBL OP Preferred Units (having a liquidation preference equal to such remaining Redemption Amount) in accordance with clause (y) below; or

(y)   If the Company shall not have acquired any Section 6.3 Property, contribute the Preferred Units on a tax-free basis to CBL in exchange for preferred units in CBL (the “CBL OP Preferred Units”), which CBL OP Preferred Units shall be issued to Westfield pursuant to the terms of a separate contribution agreement reasonably satisfactory to Westfield and CBL and shall have the following terms:

1     The CBL OP Preferred Units shall have a liquidation preference equal to the Redemption Amount.

2.   The CBL OP Preferred Units shall have payment terms consistent with the then required payments of the Preferred Equity Return.

3.   The CBL OP Preferred Units shall be redeemable by CBL OP on not less than 30 days’ prior written notice from time to time at any time commencing with the seventh anniversary of their issuance for cash or mutually agreed property.

4.   Westfield shall have the right on not less than 90 days’ written notice to cause all or any portion of the CBL OP Preferred Units to be redeemed from time to time at any time after the fifth anniversary of the issuance thereof for cash or mutually agreed property, provided that (i) no such redemption shall be for less than 25% of the redemption value of the initially issued CBL OP Preferred Units, and (ii) no more than one redemption request may be made in any 12 month period,

5.   The CBL OP Preferred Units shall be subordinate to any preferred units of CBL OP which parallel the publicly-traded preferred stock of CBL REIT, shall be pari passu with, any other preferred units issued by CBL and shall be senior to all common units of CBL.

If Westfield fails to timely deliver its Notification pursuant to this Section 9.5(g), Westfield shall be deemed to have elected to accept the Company Cash Redemption Right.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware applicable to agreements to be performed solely within the State of Delaware.

Section 10.2        No Partition. No Member shall have the right to partition any of the Company’s Projects or interests in any Project nor shall a Member make application to any court or authority to commence or prosecute any action or proceeding for a partition thereof, and upon any breach of the provisions of this Section 10.2 by a Member, the other Members shall be entitled to a decree or order restraining or enjoining such application, actions, or proceedings in addition to all other rights and remedies afforded by law or equity.

Section 10.3        Binding Provisions. The covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the successors and permitted assigns of the respective parties hereto. No other Person shall have any rights or remedies hereunder.

Section 10.4        Complete Agreement: Amendment. This Agreement, together with each of the Exhibits, which are incorporated as if expressly set forth herein, constitutes the entire agreement between the parties and supersedes all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof, and neither party shall be bound by nor charged with any oral or written agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement or its Exhibits. This Agreement may not be amended, altered or modified except by a writing signed by all Members, provided, that the Manager may amend, from time to time, (i) Exhibit A attached hereto for the purposes set forth in the definition of “CBL Projects”, (ii) Exhibit B attached hereto for the purposes set forth in the definition of “Westfield Projects,” and (iii) Exhibit C attached hereto from time to time for the purposes set forth in Section 3.1(c).

Section 10.5        Confidentiality and Nondisclosure. Unless otherwise agreed to in writing, all confidential information which shall have been furnished or disclosed by the Company or a Member to any other Member or the Manager pursuant to this Agreement or the negotiations leading to this Agreement that has been furnished prior to the execution of this Agreement or is hereafter furnished, and is identified in writing as confidential shall be held in confidence and shall not be disclosed to any Person other than their respective Affiliates, employees, directors, trustees, legal counsel, accountants or financial advisers (including those of their respective Affiliates) with a need to have access to such information, except as reasonably necessary or prudent (in the good faith judgment of the Company, applicable Member or the Manager) to comply with any disclosure obligations under any foreign, federal or state securities laws or the rules of any securities exchange on which the securities of a Member or the Manager or one of their Affiliates are listed or as otherwise required by law. The obligations of this Section 10.5 do not apply to information that (a) is or becomes part of the public domain without a breach by a Member or Manager of this Section 10.5. (b) is disclosed by the disclosing party to third parties without restrictions on disclosure, or (c) is received by the receiving party from a third party without knowledge by the receiving party of a breach of a nondisclosure obligation by such third party. In addition to the foregoing, each Member (and each employee, representative, or other agent of such Member or its applicable Affiliate) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (i) the Company, and (ii) any transactions described herein, and all materials of any kind (including opinions or other tax analyses) that are provided to the Member relating to such tax treatment and tax structure. The authorization in the preceding sentence is not intended to apply to any other information unrelated to the tax treatment and tax structure of the Company including, without limitation, (A) any portion of any documents or related materials to the extent not related to the tax treatment or tax structure of the Company, (B) the existence or status of any negotiations unrelated to the tax issues, (C) any pricing or financial information, except to the extent such pricing or financial information is related to the tax treatment or tax structure of the Company, or (D) any other term or detail not relevant to the tax treatment or tax structure of the Company.

Section 10.6        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties may not have signed the same counterpart.

Section 10.7        Execution of Other Documents. Each party agrees to do all acts and things and to make, execute and deliver such written instruments, as shall from time to time be reasonably required to carry out the purposes, terms and provisions of this Agreement

Section 10.8        Severability. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions of this Agreement are determined to be illegal or invalid and contrary to any existing or future law, such illegality or invalidity shall not impair die operation of, or affect, those portions of this Agreement that are legal and valid.

Section 10.9        Waiver. No consent or waiver, express or implied, by a Member to or of any breach or default by the other Member in the performance by such other Member of its obligations under- this Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Member of any other obligations of such other Member under this Agreement. Failure on the part of a Member to complain of any act or failure to act of die other Member or to declare the other Member in default, irrespective of how long such failure continues, shall not constitute a waiver by such Member of its rights under this Agreement. The giving of Consent by a Member in any one instance shall not limit or waive the necessity to obtain such Member’s Consent in any future instance. Except as otherwise expressly set forth in this Agreement, a matter that is neither approved nor disapproved within the time period set forth in this Agreement for such approval or disapproval to be given shall be deemed disapproved by the non-responding party.

Section 10.10      Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; and the singular shall include the plural and vice versa. Titles of Articles and Sections are for convenience only, and neither limit nor amplify the provisions of this Agreement itself. Unless the context otherwise requires, reference to Articles, Sections and Exhibits refer to Articles, Sections and Exhibits to this Agreement The use of the word “including,” when following any general statement term or matter, shall not be construed to limit such statement, term or matter to die specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” or “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters/that could reasonably fall within the broadest possible scope of such general statement, term or matter, if any deadline falls on a day that is not a Business Day, the deadline shall be the first (1st) Business Day thereafter.

Section 10.11      Equitable Remedies. Any Member shall, in addition to all other rights provided in this Agreement or as may be provided by law, and subject to the limitations set forth in this Agreement, be entitled to all equitable remedies, including those of specific performance and injunction, to enforce such Member’s rights under this Agreement.

Section 10.12      Remedies Cumulative. Each right, power, and remedy provided for in this Agreement or now or hereafter existing under law or equity shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or now or hereafter existing under law or equity, and the exercise or beginning of the exercise or the forbearance of exercise by any party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such party of any or all of such other rights, powers, or remedies.

Section 10.13 Notices. Notification shall be sent as follows:

If to CBL or the Manager, to:

CBL & Associates Limited Partnership
c/o CBL & Associates Properties, Inc.
2030 Hamilton Place Boulevard
CBL Center, Suite 500
Chattanooga, Tennessee 37421
Attention: Scott Word
Telephone: (423) 490-8358
Facsimile: (423) 490-8390

with a copy to:

Morrison & Foerster LLP
1290 Avenue of the Americas
New York, New York 10104
Attention: Yaacov M. Gross, Esq.
Telephone: (212) 468-8012
Facsimile: (212) 468-7900

and to:

Husch & Eppenberger, LLC
2030 Hamilton Place Boulevard
CBL Center, Suite 210
Chattanooga, Tennessee 37421
Attention: Jeffery V. Curry, Esq.
Telephone: (423) 757-5910
Facsimile: (423) 899-1278

If toWestfield, to:

Westfield America Limited Partnership
c/o Westfield, LLC
11601 Wilshire Blvd., 12th Floor
Los Angeles, California 90025-1748
Attention: Peter Schwartz, Esq. and Elizabeth Westman, Esq.
Email: pschwartz@us.westfield.com and ewestman@us.westfield.com
Facsimile: (310) 478-3987 and (310) 487-3173

with a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Matthew T. Golden, Esq.
Email: mtgolden@debevoise.com
Facsimile: (212)909-6836

Section 10.14      Construction. This Agreement has been negotiated at arm’s length and among persons sophisticated and knowledgeable in the matters dealt with in this Agreement. In addition, each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against either party is not applicable and is waived.

Section 10.15      Attorneys’ Fees. Without limiting the provisions of Article XI, if litigation, arbitration or any other action is required by any party to enforce or interpret the terms of this Agreement, the prevailing party in such litigation, arbitration or other action shall, in addition to all other relief granted or awarded by the court or arbitrator, be awarded costs and reasonable attorneys’ fees, charges and disbursements (including those of in-house counsel) and expert witness fees and costs incurred by reason of such litigation, arbitration or other action and those incurred in preparation thereof at both the trial and appellate levels.

Section 10.16      Estoppel Certificates. Each Member shall, at any time and from time to time upon not less man 15 days’ prior written request by another Member, execute and deliver to the Member making such request a written certificate stating whether: (i) this Agreement is in full force and effect; (ii) this Agreement has been modified or amended and, if so, identifying and describing each and every such modification or amendment; and (iii) to the best knowledge of the Member executing said certificate, whether: (A) any facts or circumstances exist that, with the passage of time, the giving of any required notices, or both, would constitute a default hereunder, or (B) any uncured default then exists on the part of any Member under this Agreement, and if so, specifying the nature and extent of such facts, circumstances, or default (as the case may be), including those which may give rise to offsets, defenses and counterclaims. The obligations set forth in this Section 10.16 shall apply only to matters known to the certifying Member. Any such certificate may be relied upon by the Member requesting same, but only to the extent that such Member is without knowledge to the contrary. A Member who executes such a certificate shall not be liable for any erroneous statements contained therein, provided that such statements shall have been made in good faith and that any such errors were unintentional.

Section 10.17      Joint and Several; CBL LP. Notwithstanding anything to the contrary contained in this agreement, (i) the obligations and liabilities of CBL LP and St. Clair GP hereunder shall be joint and several, (ii) CBL LP alone shall be entitled to exercise all rights, powers and remedies hereunder on behalf of CBL, and (iii) Westfield shall be entitled to deal solely with CBL LP for CBL.

ARTICLE XI

ARBITRATION

Section 11.1        Submission to Arbitration. Any dispute regarding the interpretation or application of the provisions of this Agreement or any other dispute under this Agreement, in each case, other than (i) a dispute which is covered by the Tax Protection Agreement, and (ii) a dispute regarding valuation which shall be resolved by the Appraisal Process (each, a “Material Disagreement”). shall be submitted to arbitration in accordance with Section 11.2.

Section 11.2        Arbitration Procedures. In the event of any Material Disagreement, either Member may deliver a Notification to other Member specifying in reasonable detail, the basis for the Material Disagreement and requesting that such matter be submitted for arbitration. Such Material Disagreement shall be submitted to binding arbitration in New York, New York, administered by the American Arbitration Association (the “AAA”) in accordance with AAA’s commercial arbitration rules pursuant to the expedited procedures provisions thereof (to the extent not inconsistent with the procedures set forth below). Any determination reached as a result of such arbitration shall be final and binding on the Members, and shall be enforceable by any court having jurisdiction over the Member against whom enforcement is sought. The Members shall jointly request AAA to provide a list of approved arbitrators and each of Westfield and CBL shall select an arbitrator from the approved list provided by AAA, such selection to be made by notification to the other party given in writing within 10 days of the date such list is received from AAA (and the costs of such arbitrator shall be borne by the Member selecting the same except as otherwise provided). Failure of either Member to give Notification of its selection shall cause the single arbitrator selected by the other Member to be the sole arbitrator in connection with the applicable dispute hereunder. If each of Westfield and CBL designates an arbitrator, then within 10 days after both arbitrators have been so designated, such arbitrators shall designate a 3rd arbitrator from an AAA approved list (such arbitrator, or the sole arbitrator pursuant to the preceding sentence, the “Final Arbitrator”}. The Final Arbitrator shall be the sole arbitrator of the dispute and the decision of such Final Arbitrator hereunder shall be conclusive. Within 10 days of the designation of the Final Arbitrator, each Member shall submit to the Final Arbitrator a detailed proposal for a final determination of the Material Disagreement. Failure of Member to submit its proposal during such 10 day period shall result in the binding approval of the proposal submitted by the other Member. The Final Arbitrator shall conduct such discovery as he or she may deem appropriate. Within 30 days of the receipt of each of Member’s proposal for a final determination, me Final Arbitrator shall make its final determination, and the determination of the Final Arbitrator made in accordance with the procedure provided above shall be conclusively binding upon the Members and shall have the same force and effect as a judgment made in a court of competent jurisdiction.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMMON MEMBER:

CBL & ASSOCIATES LIMITED PARTNERSHIP, a
Delaware limited partnership

By: CBL Holdings I, Inc., its general partner
By:
Name: STEPHEN D. LEBOVITZ
Title: President
Legal

ST. CLAIR SQUARE GP, INC., an
Illinois corporation
By:
Name: STEPHEN D. LEBOVITZ
Title: President
Legal

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

PREFERRED MEMBER:

WESTFIELD AMERICA LIMITED PARTNERSHIP, a
Delaware limited partnership

By:	Westfield U.S. Holdings, LLC, its general partner

By:
Name: [ILLEGIBLE]
Title: Chief Executive Officer

MANAGER:

CBL & ASSOCIATES LIMITED PARTNERSHIP, a
Delaware limited partnership

By:	CBL Holdings I, Inc., its general partner

By:
Name:
Title:

PREFERRED MEMBER:

WESTFIELD AMERICA LIMITED PARTNERSHIP, a
Delaware limited partnership

By:	Westfield U.S. Holdings, LLC, its general partner

By:
Name:
Title:

MANAGER:

CBL & ASSOCIATES LIMITED PARTNERSHIP, a
Delaware limited partnership

By:	CBL Holdings I, Inc., its general partner

By:
Name: STEPHEN D. LEBOVITZ
Title: President
Legal

Exhibit A

CBL Projects

Project Name	% Equity Interests in Related Project Level Entity being Contributed	Location	Gross Asset Value	Outstanding Principal Balance of Indebtedness Encumbering Project	Capital Account Allocation
Chapel Hill Mall Project	100%	The shopping center located in Akron, Ohio commonly known as “Chapel Hill Mall”, the fee title to which is owned by CHM/AKRON, LLC, a Delaware limited liability company	$109,917,000	$75,912,000	$34,005,000

1

Project Name	% Equity Interests in Related Project Level Entity being Contributed	Location	Gross Asset Value	Outstanding Principal Balance of Indebtedness Encumbering Project	Capital Account Allocation
Chapel Hill Suburban/Crossing	100%	The shopping center located in Akron, Ohio commonly known as “Chapel Hill Suburban” or “Chapel Hill Crossing”, the fee title to which is owned by C.H. Akron II, LLC, a Delaware limited liability company	$4,367,000	$0	$4,367,000

Greenbrier Mall Projects	100%	The shopping center located in Chesapeake, Virginia commonly known as “Greenbrier Mall”, the fee title to which is owned by Greenbrier Mall II, LLC, a Delaware limited liability company	$151,333,000	$83,755,000	$67,578,000

2

Project Name	% Equity Interests in Related Project Level Entity being Contributed	Location	Gross Asset Value	Outstanding Principal Balance of Indebtedness Encumbering Project	Capital Account Allocation
Mall of Acadiana Project	100%	The shopping center located in Lafayette, Louisiana commonly known as “Mall of Acadiana”, the fee title to which is owned by Acadiana Mall CMBS,LLC, a Delaware limited liability company	$197,167,000	$149,431,000	$47,736,000
Park Plaza Mall Project	100%	The shopping center located in Little Rock, Arkansas commonly known as “Park plaza Mall”, the fee title to which is owned by CBL/Park Plaza Mall, LLC, a Delaware limited liability company	$152,700,000	$39,962,000	$112,738,000

3

Project Name	% Equity Interests in Related Project Level Entity being Contributed	Location	Gross Asset Value	Outstanding Principal Balance of Indebtedness Encumbering Project	Capital Account Allocation
Shoppes at St. Clair Project	100%	The shopping center located in Fairview Heights, Illinois commonly known as “Shoppes at St. Clair ”, the fee title to which is owned by Shoppes St. Clair CMBS,LLC, a Delaware limited liability company	$30,783,000	$22,355,000	$8,428,000
St. Clair Square Project	100%	The shopping center located in Fairview Heights, Illinois commonly known as “St. Clair Square”, the fee title (as to parcel 1) and leasehold title (as to parcel 1A and 2) of which is owned by St. Clair Square Limited Partnership, an Illinois limited partnership	$213,850,000	$62,146,000	$151,704,000

4

Project Name	% Equity Interests in Related Project Level Entity being Contributed	Location	Gross Asset Value	Outstanding Principal Balance of Indebtedness Encumbering Project	Capital Account Allocation
Westmoreland Mall Project	100%	The shopping center located in Hempfield Pennsylvania commonly known as Westmoreland “Mall”, the fee title to which is owned by CBL/Westmoreland, L.P., a Pennsylvania limited Partnership	$190,117,000	$76,431,000	$113,686,000
Cash	100%	N/A	$0	$0	$0
Total:	100%	N/A	$1,050,233,000	$509,992,000	$540,241,000

5

Exhibit B

Westfield Projects

Mid Rivers Mall and Adjacent Parcels	100%	The shopping center located in St. Peters, Missouri commonly known as “Westfield Mid Rivers” and certain parcels of land located adjacent thereto, the fee title to which is owned by Mid Rivers Mall LLC, a Delaware limited liability company; Mid Rivers Land LLC, a Delaware limited liability company; and Mid Rivers Land LLC II, a Delaware limited liability company, as applicable	$185,307,583.00	$78,748,074.04	$105,621,484.17[1]	TBD	TBD

1     Includes a negative proration adjustment equal to $938,024.79.

1

Project Name	% Equity Interests in Related Project Level Entity being Contributed	Location	Gross Asset Value	Outstanding Principal Balance of Indebtedness Encumbering Project	Preliminary Capital Account Allocation	Capital Account Adjustment Amount	Adjusted Capital Account Allocation
South County Mall Project	100%	The shopping center located in St. Peters, Missouri commonly known as “Westfield Mid Rivers” and certain parcels of land located adjacent thereto, the fee title to which is owned by The shopping center located in St. Louis, Missouri commonly known as “Westfield South County”, the fee title to which is owned by South County Shoppingtown LLC a Delaware limited liability company	$186,684,183.00	$80,754,762.77	$103,234,811.12[2]	TBD	TBD

2     Includes a negative proration adjustment equal to $2,694,609.11.

2

Project Name	% Equity Interests in Related Project Level Entity being Contributed	Location	Gross Asset Value	Outstanding Principal Balance of Indebtedness Encumbering Project	Preliminary Capital Account Allocation	Capital Account Adjustment Amount	Adjusted Capital Account Allocation
West County Mall Project	100%	The shopping center located in St. Peters, Missouri commonly known as “Westfield Mid Rivers” and certain parcels of land located adjacent thereto, the fee title to which is owned by The shopping center located in Des Peres, Missouri commonly known as “Westfield West County”, the fee title to which is owned by West County Shoppingtown LLC a Delaware limited liability company	$357,983,567.00	$158,679,650.34	$195,256,439,89[3]	TBD	TBD

3     Includes a negative proration adjustment equal to $4,047,476.77.

3

Project Name	% Equity Interests in Related Project Level Entity being Contributed	Location	Gross Asset Value	Outstanding Principal Balance of Indebtedness Encumbering Project	Preliminary Capital Account Allocation	Capital Account Adjustment Amount	Adjusted Capital Account Allocation
		The shopping center located in St. Peters, Missouri commonly known as “Westfield Mid Rivers” and certain parcels of land located adjacent thereto, the fee title to which is owned by				TBD	TBD

Total:	100%	N/A	$729,975,333.00	$318,182,487.15	$404,112,735.18[4]	TBD	TBD

4     Includes a total negative proration adjustment equal to $7,680,110.67.

4

Exhibit C

Units

CB LP	Common	538,724	N/A	N/A	99.72%
St. Clair GP	Common	1,517	N/A	N/A	0.28%
Westfield	Preferred	404,112	N/A	N/A	100%

1

Exhibit D

Property Management Fees

-	3.5% of all gross revenues generated by each Project

-	Westmoreland Mall Project - 4% of all gross revenues generated by such Project